                                    FORM 8-K
                                 Current Report
                      Pursuant to Section 13 or 15d of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 15, 2003

                                  SPIEGEL, INC.

             (Exact name of registrant as specified in its charter)

              Delaware               0-16126            36-2593917
          (State or other       (Commission file     (I.R.S. Employer
          jurisdiction of            number)        Identification No.)
          incorporation or
           organization)

                                 3500 Lacey Road
          Downers Grove, IL                                  60515-5432
          (Address of principal executive offices)           (Zip Code)

                                 (630) 986-8800
              (Registrant's telephone number, including area code)

                                    No Change
          (Former name or Former address, if changed since last report)

                                INTRODUCTORY NOTE

As previously reported, on March 7, 2003, the SEC commenced a civil proceeding against the Company in federal court in Chicago alleging, among other things, that the Company's public disclosures violated Sections 10(b) and 13(a) of the Securities Exchange Act of 1934. Simultaneous with the filing of the SEC's complaint, the Company announced that it had entered into a consent and stipulation with the SEC resolving, in part, the claims asserted in the SEC action. Solely for purposes of resolving the SEC action, the Company consented to the entry of a partial final judgment, which was entered against the Company on March 18, 2003, and amended on March 27, 2003. Under the terms of the SEC Judgment, the Company agreed, among other things, to the entry of a permanent injunction enjoining any conduct in violation of Sections 10(b) and 13(a) of the Securities Exchange Act and various rules and regulations thereunder. The Company also consented to the appointment of an independent examiner by the court to review its financial records since January 1, 2000, and to provide a report to the court and other parties within 120 days regarding accounting irregularities. As part of the settlement, the Company neither admitted nor denied the allegations of the SEC's complaint. The SEC reserved its right to petition the court to require the Company to pay disgorgement, prejudgment interest and civil penalties, or to impose other equitable relief. The Company is cooperating fully with the ongoing SEC investigation.

As a result of the ongoing investigation, the Company's officers are not in a position to certify the Company's financial statements as required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. In addition, the Company's outside auditors, KPMG LLP, advised the Company that they would not be able to complete the audit of the Company's 2002 financial statements and review of the Company's March 2003 quarterly financial statements until the Company was able to provide the required officer certifications and KPMG LLP had an opportunity to review and consider the report of the independent examiner appointed under the terms of the SEC Judgment. As a result of the above, the Company notified the SEC that it would not, as a practical matter, file its 2002 Form 10-K and one or more Form 10-Qs in a timely manner as required by the SEC Judgment. On March 31, 2003, the Company filed with the court a motion for clarification of the SEC Judgment in order to request limited relief from the obligation to file reports, subject to certain conditions. On April 10, 2003, the court entered an order on the Company's motion. The order provides that the Company and its officers, directors, employees and agents are not, and will not be in the future, in contempt of the SEC Judgment as a result of the Company's failure to timely file its 2002 Form 10-K and one or more Form 10-Qs with the SEC as required; provided that, among other things, (1) the Company files the financial statements that would have been included in its 2002 Form 10-K and a management's discussion and analysis covering the financial statements on or before May 15, 2003, and (2) the Company files the financial statements that would have been included in any such Form 10-Q's in a timely manner. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-General-SEC Examination and Appointment of an Independent Examiner" for a more detailed discussion of these SEC proceedings.

As a result, the Company is filing its financial statements for the first quarter ended March 29, 2003 and related notes in this report. However, the first quarter 2003 financial statements included in this report, and the financial information derived from these financial statements, have not been reviewed in accordance with Statement on Auditing Standard ("SAS") No. 100 and, accordingly, the Company cannot give investors any assurance that the financial information contained herein will not be subject to future adjustment. In addition, any financial information derived from the Company's 2002 fiscal year financial statements have not been audited or reviewed in accordance with SAS No. 100 and may similarly be subject to future adjustment. Specifically, the Company is unable at this time to predict what the independent examiner's report will conclude or whether these conclusions will require any adjustments to the Company's financial statements or disclosures. In addition, the Company's pending bankruptcy case or the formation or consummation of a plan of reorganization may result in the need to adjust the financial statements or disclosures included in this report. Future events may also result in adjustments to the financial statements or disclosures.

Item 5. Other Events

                         SPIEGEL, INC. AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
                          CONSOLIDATED BALANCE SHEETS
               ($000s omitted, except share and per share amounts)
                                  (unaudited)


                                                                  March 29,     March 30,  December 28,
                                                                    2003         2002         2002
                                                                    ----         ----         ----
ASSETS

Current assets:

   Cash and cash equivalents                                     $    61,321    $  49,524  $   165,401
   Receivables, net                                                   57,259      645,435       90,674
   Inventories                                                       404,454      476,329      427,024
   Prepaid expenses                                                  109,949       86,485       73,120
   Refundable income taxes                                             1,119        4,581            -
   Assets of discontinued operations                                 173,232      394,003      191,814
                                                                 -----------  -----------  -----------
      Total current assets                                           807,334    1,656,357      948,033
                                                                 -----------  -----------  -----------
Property and equipment, net                                          292,597      341,389      304,124
Intangible assets, net                                               135,721      135,357      135,721
Other assets                                                          92,286      221,654       97,882
                                                                 -----------  -----------  -----------
      Total assets                                               $ 1,327,938  $ 2,354,757  $ 1,485,760
                                                                 ===========  ===========  ===========
LIABILITIES and STOCKHOLDERS' (DEFICIT) EQUITY
Liabilities not subject to compromise

   Current liabilities:

      Current portion of long-term debt                          $    48,000  $ 1,140,857  $ 1,140,857
      Related party debt                                                   -      160,000      160,000
      Accounts payable and accrued liabilities                       255,785      386,335      416,066
      Liabilities of discontinued operations                         192,196      495,923      258,234
      Income taxes payable                                                 -            -          191
                                                                 -----------  -----------  -----------
      Total current liabilities                                      495,981    2,183,115    1,975,348
                                                                 -----------  -----------  -----------
Liabilities subject to compromise                                  1,444,627            -            -
      Total liabilities                                            1,940,608    2,183,115    1,975,348
Stockholders' (deficit) equity:
   Class A non-voting common stock, $1.00 par value; authorized
      16,000,000 shares; 14,945,144 shares issued
      and outstanding                                                 14,945       14,945       14,945
   Class B voting common stock, $1.00 par value;
      authorized 121,500,000 shares;
      117,009,869 shares issued and outstanding                      117,010      117,010      117,010
   Additional paid-in capital                                        329,489      329,489      329,489
   Accumulated other comprehensive loss                             (27,753)      (9,784)     (35,631)
   Accumulated deficit                                           (1,046,361)    (280,018)    (915,401)
                                                                 -----------    ---------    ---------
      Total stockholders' (deficit) equity                         (612,670)      171,642    (489,588)
                                                                 -----------  -----------  -----------
      Total liabilities and stockholders' (deficit) equity       $ 1,327,938  $ 2,354,757  $ 1,485,760
                                                                 ===========  ===========  ===========

See accompanying notes to consolidated financial statements.

                         SPIEGEL, INC. AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               ($000s omitted, except share and per share amounts)
                                   (unaudited)

                                                                               THIRTEEN WEEKS ENDED
                                                                          ------------------------------
                                                                             MARCH 29,         MARCH 30,
                                                                               2003              2002
                                                                          -------------    -------------
NET SALES AND OTHER REVENUES:
   Net sales                                                              $     413,567    $     536,966
   Finance revenue                                                              (31,069)          12,911
   Other revenue                                                                 50,866           67,152
                                                                          -------------    -------------
                                                                                433,364          617,029
Cost of sales and operating expenses:
   Cost of sales, including buying and occupancy expenses                       261,275          343,057
   Selling, general and administrative expenses                                 271,372          303,432
                                                                          -------------    -------------
                                                                                532,647          646,489

Operating loss                                                                  (99,283)         (29,460)

Interest expense (contractual interest for 13 weeks ended March 29, 2003
 was $21,192)                                                                    17,687           13,911
                                                                          -------------    -------------
Loss from operations before reorganization items and minority interest         (116,970)         (43,371)
                                                                          -------------    -------------
Reorganization items, net                                                       (13,990)               -
                                                                          -------------    -------------
Loss from operations before minority interest                                  (130,960)         (43,371)

Minority interest in loss of consolidated subsidiary                                  -               32
                                                                          -------------    -------------
Net loss                                                                  $    (130,960)   $     (43,339)
                                                                          =============    =============

Net loss per common share:
   Basic and diluted                                                      $       (0.99)   $       (0.33)
                                                                          =============    =============
Weighted average number of common shares outstanding:
   Basic                                                                    131,955,013      131,955,013
                                                                          =============    =============
   Diluted                                                                  131,955,013      131,955,013
                                                                          =============    =============

See accompanying notes to consolidated financial statements.

                         SPIEGEL, INC. AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 ($000s omitted)
                                   (unaudited)

                                                                                   THIRTEEN WEEKS ENDED
                                                                              -----------------------------
                                                                                MARCH 29,       MARCH 30,
                                                                                  2003            2002
                                                                              -------------   -------------
Cash flows from operating activities:
Net loss                                                                      $   (130,960)   $   (43,339)
Adjustments to reconcile net loss to net cash used in operating activities:
   Reorganization items, net                                                        13,990              -
   Depreciation and amortization                                                    15,576         17,041
   Net pretax losses on sale of receivables                                         21,581          4,969
   Minority interest in loss of consolidated subsidiary                                  -            (32)
   Change in assets and liabilities:
      (Increase) decrease in receivables, net                                       12,048        (12,216)
      Decrease in inventories                                                       23,353            529
      (Increase) decrease in prepaid expenses                                      (36,767)         1,944
      Increase (decrease) in accounts payable and other accrued liabilities         31,021        (89,549)
      (Increase) decrease in refundable income taxes                                (1,310)         1,217
                                                                              ------------    -----------
Net cash used in operating activities before reorganization items                  (51,468)      (119,436)
                                                                              ------------    -----------

                                                                              ------------    -----------
Net cash used for reorganization items                                              (7,030)             -
                                                                              ------------    -----------
Cash flows from investing activities:
Net additions to property and equipment                                               (734)        (2,968)
Net reductions (additions) to other assets                                           2,616        (61,723)
                                                                              ------------    -----------
Net cash provided by (used in) investing activities                                  1,882        (64,691)
                                                                              ------------    -----------
Cash flows from financing activities:
Issuance of debt                                                                         -        387,000
Payment of debt                                                                          -       (138,000)
Contribution from minority interest of consolidated subsidiary                           -            117
                                                                              ------------    -----------
Net cash provided by financing activities                                                -        249,117
                                                                              ------------    -----------
Net cash used in discontinued operations                                           (47,457)       (44,952)
                                                                              ------------    -----------
Effect of exchange rate changes on cash                                                 (7)           (41)
                                                                              ------------    -----------
Net change in cash and cash equivalents                                           (104,080)        19,996
Cash and cash equivalents at beginning of period                                   165,401         29,528
                                                                              ------------    -----------
Cash and cash equivalents at end of period                                    $     61,321    $    49,524
                                                                              ============    ===========

Supplemental cash flow information:
   Cash paid during the period for:
      Interest                                                                $     20,486    $    19,388
                                                                              ============    ===========
      Income taxes                                                            $      1,617    $       414
                                                                              ============    ===========

See accompanying notes to consolidated financial statements.

                         SPIEGEL, INC. AND SUBSIDIARIES
                              Debtors-in-Possession
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    ($000s omitted, except per share amounts)
                                   (unaudited)

(1) PROCEEDINGS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
In February 2002, the Company determined, with the lending institutions under its $750 million revolving credit agreement, that a material adverse change had occurred due to the Company's operating performance in the fourth quarter of 2001 and the estimated loss recorded on the sale of the bankcard segment. Accordingly, on February 18, 2002, the borrowing capacity on the credit facility was capped at $700,000, which represented the borrowings outstanding on that date. Additionally, for the reporting period ended December 28, 2002, the Company was in default of the financial covenants and other covenants on its other non-affiliate loan agreements. See "-Liquidity and Capital Resources" below for a description of these agreements and defaults.

In March 2003, First Consumers National Bank ("FCNB") notified the trustees of its asset backed securitization transactions that a Pay Out Event had occurred on all six series of the Company's asset backed securitizations. See "Management's Discussion & Analysis--Cancellation of Credit Cards" below for a description of these events. A principal source of liquidity for the Company had been its ability to securitize substantially all of the credit card receivables that it generated. The Company was unable to secure alternative sources of financing from its existing lenders or other third parties to provide adequate liquidity to fund the Company's operations. In addition, as a result of the Chapter 11 filing, the realization of assets and satisfaction of liabilities, without substantial adjustments and/or changes in ownership, are subject to uncertainty. While operating as debtors-in-possession under the protection of Chapter 11 of the Bankruptcy Code and subject to approval of the bankruptcy court or otherwise as permitted in the ordinary course of business, the Debtors, or some of them, may sell or otherwise dispose of assets and liquidate or settle liabilities for some amounts other than those reflected in the consolidated financial statements. Further, a plan of reorganization could materially change the amounts and classifications in the historical consolidated financial statements.

As a result, on March 17, 2003, Spiegel, Inc. and 19 of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. The reorganization is being jointly administered under the caption "In re:
Spiegel, Inc., et al. Case No. 03-11540 (CB)." Spiegel and these subsidiaries are currently operating their business and managing their properties and assets as debtors-in-possession under the Bankruptcy Code. During the bankruptcy process, the Company will continue to operate its business as an ongoing business, but may not engage in transactions outside the ordinary course of business without the approval of the bankruptcy court.

The following material subsidiaries were not included in the Chapter 11 case:
First Consumers National Bank (FCNB), First Consumers Credit Corporation (FCCC), Financial Services Acceptance Corporation (FSAC) and Spiegel Acceptance Corporation (SAC). As a result of the Company's decision in the fourth quarter of fiscal 2001 to sell the bankcard segment, the assets and liabilities of FCNB, FCCC and FSAC, the Company's subsidiaries included in its bankcard segment, were reflected as discontinued operations in the Company's financial statements beginning in the fourth quarter of fiscal 2001. As discussed below, the Company's special purpose bank, FCNB, began a formal liquidation in fiscal 2003 under the terms of a pre-existing disposition plan agreed to with the Office of the Comptroller of the Currency (the "OCC"). The assets of SAC at March 29, 2003 consist primarily of cash and other receivables approximating $20 million, which relate to the private-label credit card operation. The liabilities of SAC total approximately $13 million at March 29, 2003 and represent primarily accrued payables.

On March 17, 2003, the bankruptcy court gave interim approval for $150 million of a $400 million senior secured debtor-in-possession financing facility (the "DIP Facility") from Bank of America, N.A., Fleet

Retail Finance, Inc. and The CIT Group/Business Credit, Inc. On April 30, 2003, the bankruptcy court granted final approval for the total amount. The DIP Facility will be used to supplement the Company's existing cash flow during the reorganization process. See Note 9.

The matters discussed above raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time. The Company's consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) applicable to a going concern, which contemplate, among other things, realization of assets and payment of liabilities in the normal course of business and in accordance with Statement of Position 90-7 ("SOP 90-7"), "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." Accordingly, all pre-petition liabilities subject to compromise have been segregated in the unaudited consolidated balance sheets and classified as Liabilities subject to compromise, at the estimated amount of allowable claims. Liabilities not subject to compromise are separately classified as current and non-current. Revenues, expenses, realized gains and losses, and provisions for losses resulting from the reorganization are reported separately as Reorganization items, net in the unaudited Consolidated Statements of Operations. Cash used for reorganization items is disclosed separately in the unaudited Consolidated Statements of Cash Flows. The eventual outcome of the Chapter 11 case is not presently determinable. As a result, the consolidated financial statements do not give effect to any adjustments relating to the recoverability and classification of assets, the amount and classification of liabilities or the effects on existing stockholders' deficit that may occur as a result of the bankruptcy case. The consolidated financial statements also do not give effect to any adjustments relating to the substantial doubt about the ability of the Company to continue as a going concern.

The Company's ability to continue as a going concern will depend upon, among other things, the confirmation of a plan of reorganization, its compliance with the provisions of the DIP Facility and its ability to generate cash from operations and obtain financing sufficient to satisfy its future obligations. These challenges are in addition to the operational and competitive challenges the Company's business faces. The Company cannot predict at this time the effect that the Chapter 11 case will have on its operations, particularly its net sales and its access to, and the cost of, goods sold.

Included below are the unaudited condensed combined financial statements of the debtor entities. The figures included below are subject to change as discussed in the Introductory Note.

                    Debtors' Condensed Combined Balance Sheet
                                   (unaudited)

                                                                 March 29,
                                                                   2003
                                                               ------------
Assets:
Current assets                                                 $    616,996
Property and equipment, net                                         292,482
Intangible assets, net                                              135,721
Other assets                                                         84,470
Investments in and advances to non-Debtor subsidiaries, net         104,700
                                                               ------------

Total assets                                                   $  1,234,369
                                                               ============

Liabilities:
Current liabilities                                            $    402,412
Liabilities subject to compromise                                 1,444,627
                                                               ------------
Total liabilities                                                 1,847,039
Stockholders' deficit                                              (612,670)
                                                               ------------

Total liabilities and stockholders' deficit                    $  1,234,369
                                                               ============

               Debtors' Condensed Combined Statement of Operations
                   For the thirteen weeks ended March 29, 2003
                                   (unaudited)

Net sales and other revenue                                    $    463,778
Cost of sales and operating expenses                                505,858
Equity in losses of non-Debtor subsidiaries                         (65,423)
                                                               ------------
Operating loss                                                     (107,503)
Interest expense                                                     (9,467)
Reorganization items, net                                           (13,990)
                                                               ------------
Net loss                                                       $   (130,960)
                                                               ============

               Debtors' Condensed Combined Statement of Cash Flows
                   For the thirteen weeks ended March 29, 2003
                                  (unaudited)


Net cash used in operating activities                          $    (85,480)
Net cash used for reorganization items                               (7,030)
Net cash provided by investing activities                             1,850
Net cash used in discontinued operations                            (14,916)
                                                               ------------
Net decrease in cash and cash equivalents                      $   (105,576)
Cash and cash equivalents at beginning of period               $    157,796
                                                               ------------
Cash and cash equivalents at end of period                     $     52,220
                                                               ============

(2) BASIS OF PRESENTATION
The Company has filed, pursuant to the terms of the SEC Judgment (See Introductory Note), its consolidated financial statements for the quarter ended March 29, 2003 and related notes in this report. However, all financial information contained in this report is unaudited and has not been reviewed in accordance with SAS No. 100 and the Company can give no assurance that the financial information contained herein will not be subject to future adjustment. Specifically, the Company is unable at this time to predict what the independent examiner's report will conclude or whether these conclusions will require any adjustments to the Company's financial statements. In addition, the reorganization process or the formation or consummation of a plan of reorganization may result in the need to adjust the financial statements included in this report.

The consolidated financial statements include the accounts of Spiegel, Inc. and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. The Company's private-label credit card portfolio is currently being serviced by FCNB. Costs for servicing the private-label portfolio are charged to the private-label credit card operation by FCNB. As described in Note 10, the Company plans to discontinue the bankcard business. The Company has also discontinued charging privileges on all of its private-label credit cards issued by FCNB. On April 28, 2003, the Company announced that it had entered into an agreement with Alliance Data Systems, the terms of which were subsequently approved by the bankruptcy court, to establish a new private-label credit card program for its merchant companies. Implementation of the new credit card program by Alliance Data is to include establishing credit criteria for acquisition, issuing and activating new cards, extending credit to new cardholders, authorizing purchases made with the new cards, customer care and billing and remittance services. The new Alliance Data credit card program will be separate from and have no relation to the Company's existing or prior credit card programs.

The Company will be charged a customary discount fee on all credit transactions. In addition, under the terms of the agreement, payments to the Company for customer purchases made with their Alliance Data-issued cards will be subject to a 20% "holdback" fee. Initially, the holdback will be equal to 20% of the principal portion of the receivable balance financed by Alliance Data at each month end. Alliance Data may draw against the holdback for reimbursement of a portion of its write-offs in connection with customers' failure to pay their credit card accounts under certain circumstances. Upon the Company's emergence from Chapter 11, the holdback will be reduced to 10%, and thereafter would be eliminated upon the Company's satisfaction of certain financial criteria.

These interim unaudited consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC"). Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (which include normal recurring adjustments) considered necessary for a fair presentation have been included. These consolidated financial statements should be read in conjunction with the unaudited consolidated financial statements and notes thereto included in the Company's most recent 8-K filing, which includes unaudited consolidated financial statements for the fiscal year ended December 28, 2002. Due to the seasonality of the Company's business, results for interim periods are not necessarily indicative of the results for the year.

(3) INTANGIBLE ASSETS
Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," which supercedes Accounting Principles Bulletin ("APB") Opinion No. 17, "Intangible Assets," establishes financial accounting and reporting standards for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are not amortized but rather tested for impairment annually, or more frequently if impairment indicators arise. The Company's intangible assets with indefinite lives principally represent goodwill and trademarks from businesses acquired (principally Eddie Bauer). Effective at the beginning of fiscal 2002, the Company ceased amortization of goodwill and trademarks upon adoption of SFAS No.
142. Upon adoption of SFAS No. 142, a transitional goodwill impairment test was required.

In the second quarter of fiscal 2002, the Company completed the transitional goodwill impairment test which resulted in no impairment. The fair value of the reporting unit was estimated using both a discounted cash flow model and a market comparable approach (as prescribed in SFAS No. 142), which resulted in no goodwill impairment. The Company performed its annual impairment test in the fourth quarter of fiscal 2002 and an additional impairment test in the first quarter of fiscal 2003, neither of which resulted in any impairment. However, if additional changes occur in the reorganization process, including the closing of additional Eddie Bauer stores (the Company already announced the closing of 60 stores, see Note 11), the Company may be required to write-off any impaired portion of the assets, which could have a material adverse effect on the operating results in the period in which the write-off occurs.

The carrying amount for each intangible asset class with an indefinite life is as follows:

                          March 29,            March 30,        December 28,
                            2003                 2002               2002
                       --------------       --------------     --------------
Goodwill               $       76,601       $       76,601     $       76,601
Trademarks                     58,756               58,756             58,756
                       --------------       --------------     --------------
                       $      135,357       $      135,357     $      135,357
                       ==============       ==============     ==============

                                               March 29,          March 30,
                                                 2003               2002
                                            --------------     --------------
Reported net loss                           $     (130,960)    $      (43,339)
Add back: goodwill amortization                          -                  -
                                            --------------     --------------
Add back: trademark amortization                         -                  -
                                            --------------     --------------
Adjusted net loss                           $     (130,960)    $      (43,339)
                                            ==============     ==============
Net loss per share (basic and diluted)
Reported net loss                           $        (0.99)    $        (0.33)
Goodwill amortization                                    -                  -
Trademark amortization                                   -                  -
Adjusted net loss per share                 $        (0.99)    $        (0.33)
                                            ==============     ==============

(4) DERIVATIVES AND HEDGING ACTIVITIES
Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities. All derivative financial instruments, such as interest rate swap agreements and foreign currency forward contracts, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a cash flow hedge, the effective portion of changes in the fair value of the derivative are recorded in other comprehensive loss (OCL) and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

As described in Note 1, the Company and 19 of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on March 17, 2003. As a result of this filing, all of the Company's derivative financial instruments were deemed ineffective, and as such, the Company recognized in the consolidated statement of operations expenses of approximately $7,000 which have been included in reorganization items, net (see Note 7). Losses related to these cash flow hedges were previously included in accumulated other comprehensive loss in the stockholders' equity section of the consolidated balance sheet. As of March 29, 2003, the Company had no derivative financial instruments which were not included in liabilities subject to compromise.

USE OF DERIVATIVE FINANCIAL INSTRUMENTS

Historically, the Company has used derivative financial instruments principally to manage the risk that changes in interest rates would affect the amount of its future interest payments, and to a lesser extent, to manage risk associated with future cash flows in foreign currencies. The Company did not enter into derivative financial instruments for any purpose other than cash flow hedging purposes. The Company did not use derivative financial instruments for trading or other speculative purposes. As of March 29, 2003, the Company had no derivative financial instruments (other than those described below).

INTEREST RATE RISK MANAGEMENT

Historically, the Company used a mix of fixed- and variable-rate debt to finance its operations. Variable-rate debt obligations exposed the Company to variability in interest payments due to changes in interest rates. To limit the variability of a portion of these interest payments, the Company would enter into receive-variable, pay-fixed interest rate swaps. Under these interest rate swaps, the Company received variable interest rate payments and made fixed interest rate payments; thereby creating fixed-rate debt. The variable-rate of interest received was based on the same terms, including interest rates, notional amounts and payment schedules, as the hedged interest payments on variable-rate debt. These interest rate swaps were determined to be effective; therefore, changes in fair value were reflected in Other Comprehensive Loss ("OCL") and not recognized in earnings until the related interest payments were made.

As of March 29, 2003, the Company had an interest rate swap agreement to hedge the underlying interest risks on a term loan agreement with Berliner Bank with effective and termination dates from March 1996 to December 2004. The notional amount of the interest swap agreement as of March 29, 2003 and December 28, 2002 was $30,000. The fair value of the swap agreement at March 29, 2003 and December 28, 2002 was $(3,459) and $(3,351), respectively, and was estimated by a financial institution and represents the estimated amount the Company would pay to terminate the agreement, taking into consideration current interest rates and risks of the transactions.

As of March 29, 2003, the Company also had an interest rate swap agreement with Bank of America to hedge the underlying interest risks on a portion of the outstanding balance of its revolving credit agreement with an effective and termination date of July 2003. The notional amount of the interest rate swap agreement as of March 29, 2003 and December 28, 2002 was $35,000. The fair value of this swap agreement at March 29, 2003 and December 28, 2002 was $(3,501) and $(3,582), respectively, and was estimated by a financial institution and represents the estimated amount the Company would pay to terminate the agreement, taking into consideration current interest rates and risks of the transactions.

As a result of the Company's Chapter 11 filing, the interest rate swap agreements were determined to be ineffective which resulted in the Company reclassifying approximately $7,000 from accumulated other comprehensive loss in the stockholders' equity section of the consolidated balance sheet to reorganization items, net in the consolidated statement of operations.

As of March 29, 2003 and December 28, 2002, the cumulative loss in OCL related to interest rate swap agreements was $0 and $6,933 (net of tax benefit of $0), respectively, and liabilities subject to compromise and accrued expenses include $6,960 and $0, respectively, related to these interest rate swap agreements.

The Company assesses interest rate cash flow exposure by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. The Company maintains risk management control systems to monitor interest rate cash flow risk attributable to both the Company's outstanding and forecasted debt obligations as well as the Company's offsetting hedge positions. The risk management control systems involve the use of analytical techniques, including cash flow sensitivity analysis, to estimate the expected impact of changes in interest rates on the Company's future cash flows.

FOREIGN CURRENCY RISK MANAGEMENT

The Company is subject to foreign currency exchange rate risk related to its Canadian operations, as well as its joint venture investments in Germany and Japan. The Company occasionally enters into foreign currency forward contracts to minimize the variability caused by foreign currency risk related to certain forecasted semi-annual transactions with the joint ventures that are denominated in foreign currencies. The principal currency hedged is the Japanese yen.

At March 29, 2003, the Company was not party to any foreign currency forward contracts. There were no unrealized gains or losses related to foreign currency forward contracts included in OCL as of March 29, 2003 and December 28, 2002.

The Company monitors its foreign currency exposure on a continual basis to maximize the overall effectiveness of its foreign currency hedge positions.

(5) COMPREHENSIVE LOSS AND ACCUMULATED OTHER COMPREHENSIVE LOSS
The components of comprehensive loss are as follows:

                                                  Thirteen Weeks Ended
                                            ---------------------------------
                                            March 29, 2003     March 30, 2002
                                            --------------     --------------
Net loss                                    $     (130,960)    $      (43,339)
Unrealized gain on derivatives
 (net of tax benefit of $282)                            -                484
Interest rate swaps                                  6,933
Foreign currency translation adjustment                945               (106)
                                            --------------     --------------
Comprehensive loss                          $     (123,082)    $      (42,961)
                                            ==============     ==============

The components of accumulated other comprehensive loss are as follows:

                                               March 29,          March 30,        December 28,
                                                 2003               2002               2002
                                            --------------     --------------     ---------------
Accumulated loss on derivative
 financial instruments (net of tax
 benefit of $0, $1,610 and $0,
 respectively)                              $            -     $       (2,737)    $        (6,933)
Foreign currency translation adjustment             (5,487)            (7,047)             (6,432)
Minimum pension liability                          (22,266)                 -             (22,266)
                                            --------------     --------------     ---------------
                                            $      (27,753)    $       (9,784)    $       (35,631)
                                            ==============     ==============     ===============

(6) LIABILITIES SUBJECT TO COMPROMISE
Under Chapter 11 of the U.S. Bankruptcy Code, certain claims against the Company in existence prior to the filing of petitions for reorganization are stayed while the Company operates as debtors-in-possession. These pre-petition liabilities are expected to be settled as part of the plan of reorganization and are classified in the March 29, 2003 balance sheet as "Liabilities subject to compromise."

Liabilities subject to compromise consist of the following:

                                               March 29,
                                                  2003
                                            --------------
Debt                                        $    1,252,857
Trade payables                                     140,097
Salaries, wages and employee benefits                9,301
Other liabilities                                   42,372
                                            --------------
Total liabilities subject to compromise     $    1,444,627
                                            ==============

Liabilities subject to compromise represent estimates that will change in future periods as a result of reorganization activity and other events that come to management's attention requiring modification to the above estimates. Adjustments may result from negotiations, actions of the bankruptcy court, rejection of executory contracts and unexpired leases, the determination as to the value of any collateral securing claims, proofs of claim or other events. It is anticipated that such adjustments, if any, would be material. Payment terms for these amounts will be established in connection with the bankruptcy case.

(7) REORGANIZATION ITEMS
The net expense resulting from the Company's Chapter 11 filings and subsequent reorganization efforts have been segregated from expenses related to ongoing operations in the consolidated statement of operations and includes the following for the 13 weeks ended March 29, 2003:

Financing fees                              $        6,150
Interest rate swaps                                  6,960
Professional fees                                      900
Interest income                                        (22)
Other                                                    2
                                            --------------
                                            $       13,990
                                            ==============

Financing fees represent payments made to certain banks for the consummation of the new DIP Facility. The interest rate swaps amount is a reclassification from accumulated other comprehensive loss in the consolidated balance sheet to reorganization expense in the statement of operations as a result of the Company's interest rate swap agreements no longer representing an effective hedge due to the Company's Chapter 11 filing. See Note 5.

Interest income is attributable to the accumulation of cash and short-term investments subsequent to the petition date.

(8) ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
Accounts payable and accrued liabilities consist of the following:

                                                  March 29,          March 30,       December 28,
                                                    2003               2002             2002
                                               --------------     --------------   ---------------
Trade payables                                 $       38,301     $      131,329   $       131,775
Gift certificates and other customer credits           50,335             55,281            58,023
Salaries, wages and employee benefits                  31,167             47,077            49,563
General taxes                                          59,378             67,534            70,948
Allowance for future returns                           17,187             19,598            27,994
Other liabilities                                      59,417             65,516            77,763
                                               --------------     --------------   ---------------
Total accounts payable and accrued
 liabilities                                   $      255,785     $      386,335   $       416,066
                                               ===============    ==============   ===============

(9) DEBT, COMMITMENTS AND CONTINGENCIES
Total debt consists of the following:

                                                    March 29,          March 30,       December 28,
                                                      2003               2002             2002
                                                 ---------------    --------------   ---------------
Revolving credit agreement                                     -    $      700,000   $       700,000
Otto (GmbH & Co) senior unsecured loan                         -            60,000            60,000
Term loan agreements, 6.34% to 8.66%
 due October 16, 2002 through July 31, 2007                    -           392,857           392,857
Otto-Spiegel Finance G.m.b.H. & Co. KG
 term loan agreement, 4% due December 31, 2002                 -           100,000           100,000
Secured notes, 7.25% to 7.35% due
 November 15, 2002 through November 15, 2005              48,000            48,000            48,000
                                                 ---------------    --------------   ---------------
Total debt                                       $        48,000    $    1,300,857   $     1,300,857
                                                 ===============    ==============   ===============

For the reporting periods ended December 28, 2002 and December 29, 2001, the Company was not in compliance with its financial covenants and certain other covenants contained in its debt agreements and, accordingly, all of the Company's debt was classified as currently due and payable during those periods.

In March 2003, FCNB notified the trustees of its asset backed securitization transactions that a Pay Out Event had occurred on each series. A principal source of liquidity for the Company had been its ability to securitize substantially all of the credit card receivables that it generated. The Company was unable to secure alternative sources of financing from its existing lenders or other third parties to provide adequate liquidity to fund the Company's operations.

As a result, on March 17, 2003, Spiegel, Inc. and 19 of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. bankruptcy code in the United States Bankruptcy Court for the Southern District of New York. In addition, on March 17, 2003, the Court gave interim approval for $150 million of a $400 million senior secured debtor-in-possession financing facility (the "DIP facility") from Bank of America, N.A., Fleet Retail Finance, Inc., and The CIT Group/Business Credit, Inc. On April 30, 2003, the bankruptcy court granted final approval for the entire DIP Facility. The DIP Facility is a revolving credit facility under which Spiegel, Inc., Eddie Bauer, Inc., Spiegel Catalog, Inc., Ultimate Outlet Inc. and Newport News, Inc. are the borrowers and, together with the other debtor-in-possession subsidiaries, are guarantors. The DIP Facility has super priority claim status in the Chapter 11 case and is secured by first priority liens on all of the debtors' assets subject to the following: valid and unavoidable pre-petition liens, certain other permitted liens applicable to certain assets, the fees and expenses of any examiner appointed by the court in connection with the SEC Judgment and up to $7 million for professional and administrative fees.

Of the DIP Facility, $50 million constitutes a Consumer Credit Card Accounts Facility (the "CCCAF"), which permits the Company to finance consumer receivables generated under credit cards issued directly by the Company's merchant companies. Under the terms of the DIP Facility, the CCCAF will terminate on the earlier of its termination by the Company or 120 days after the final order approving the DIP Facility (August 28, 2003), at which time the amount available under the DIP Facility will reduce to $350 million. On May 12, 2003, the CCCAF was terminated by the Company.

Advances under the DIP Facility may not exceed a borrowing base equal to various percentages of the Company's eligible accounts receivable, eligible inventory and eligible real estate, less specified reserves.

Borrowings under the DIP Facility bear interest, at the option of the borrower, at prime plus 1.00% or at LIBOR plus 3.00%. As of March 29, 2003, there were no borrowings drawn under the DIP Facility. The Company is obligated to pay an unused commitment fee of 0.5% per annum on the unused amount of the maximum committed amount. The DIP Facility is scheduled to terminate on March 17, 2005.

The DIP Facility contains customary covenants, including certain reporting requirements and covenants that restrict the ability of the Company and its subsidiaries to incur or create liens, incur indebtedness and guarantees, make dividend payments and investments, sell or dispose of assets, change the nature of its business, enter into affiliated transactions and engage in mergers or consolidations. An event of default would occur under the DIP Facility if the Company or its subsidiaries failed to comply with these covenants, in some cases, after the expiration of a grace period. Upon the occurrence of an event of default, borrowings under the DIP Facility would, upon demand of the Agent bank, become due and payable.

Under the Bankruptcy Code, actions to collect pre-petition indebtedness, as well as most other pending litigation, are stayed and other contractual obligations against the debtors in the bankruptcy case generally may not be enforced. Absent an order of the bankruptcy court, substantially all of the pre-petition liabilities are subject to settlement under a plan of reorganization to be voted upon by creditors and equity holders and approved by the bankruptcy court. As a result, the Company will defer payments of principal and interest on pre-petition debt until a plan of reorganization has been approved by the bankruptcy court. The ultimate recovery to creditors and equity holders, if any, will not be determined until confirmation of a plan or plans of reorganization. No assurances can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of the constituencies.

Prior to the Chapter 11 filing, the Company's credit facilities were as described below.

The Company had a $750,000 revolving credit agreement with a group of banks. The commitment was comprised of two components, including a $600,000 long-term agreement maturing in July 2003 and a $150,000 364-day agreement that matured in June 2002. Borrowings under the Company's $600,000 long-term revolving credit agreement were $600,000 at December 28, 2002. Borrowings under the Company's $150,000 364-day revolving credit agreement were $100,000 at December 28, 2002. However, the revolving credit agreement provides for restrictions on the availability of additional financing if a "material adverse change" in the Company's business has occurred. In February 2002, the Company determined, with its lending institutions, that a material adverse change had occurred due to the operating performance experienced in the fourth quarter of fiscal 2001 and due to the estimated loss recorded on the sale of the bankcard segment. Accordingly, on February 18, 2002 the borrowing capacity under the revolving credit facility was capped at $700,000, which represented the Company's borrowings outstanding on that date.

The Company also had term loans with certain banks totaling approximately $441 million as of December 28, 2002. These loans had various maturity dates through July 2007. In addition, two of the loans, totaling $48 million, were secured by certain assets of the Company.

The Company's revolving and non-affiliate loan agreements provided for restrictive covenants, including restrictions on the payment of dividends. Financial covenants contained in these agreements established minimum levels of tangible net worth and require the maintenance of certain ratios, including fixed charge coverage ("Coverage"), total debt to equity ("Leverage"), and adjusted debt to earnings before interest, taxes, depreciation and amortization, and rents ("Debt to EBITDAR"). Additionally, these debt agreements contained cross default provisions. For the reporting period December 28, 2002, the Company was in violation of its financial covenants and certain of its other covenants

In September 2001, the Company entered into a revolving credit agreement with Otto (GmbH & Co KG). The initial availability under this credit agreement was $75,000. The credit agreement bears interest at a variable rate based on LIBOR plus a margin, comparable to the Company's other revolving credit agreements. The initial agreement extended through December 15, 2001. In November 2001, this revolving credit agreement with Otto was increased from $75,000 to $100,000 and the maturity date was extended from December 15, 2001 to June 15, 2002. At December 29, 2001, borrowings under this agreement totaled $50,000. As of February 2002, the balance outstanding under the revolving credit agreement with Otto was $100,000. This obligation was extinguished with the proceeds of new term loans in the aggregate amount of $100,000 from Otto-Spiegel Finance G.m.b.H. & Co. KG, a related party. These term loans had a maturity date of December 31, 2002, bear interest at a rate of 4% per annum and may be subordinate to borrowings under any new credit facility. At December 28, 2002, related party
                                       15
borrowings consisted of the $100,000 term loans and an additional $60,000 senior unsecured loan from Otto (GmbH & Co KG) , which bears interest at a rate of LIBOR plus a margin. Interest expense attributable to the borrowings from Otto-Spiegel Finance G.m.b.H. & Co. KG and Otto (GmbH & Co KG) in fiscal 2002, 2001 and 2000 was $6,844, $440 and $0, respectively. In February 2003, the $60,000 senior unsecured loan from Otto (GmbH & Co KG) was assigned to Otto-Spiegel Finance G.m.b.H & Co KG. As of March 17, 2003, the related party borrowings outstanding consisted of the $100,000 term loans and $60,000 senior unsecured loan from Otto-Spiegel Finance G.m.b.H. & Co. KG.

The Company's revolving credit agreement includes fees, which are variable and based on the total commitment of the revolving credit agreement. Commitment fees totaled $3,646, $2,548 and $1,295 in fiscal 2002, 2001 and 2000, respectively.
Borrowings under the revolving credit agreement, Otto (GmbH & Co KG) and Otto-Spiegel Finance G.m.b.H & Co. KG loan agreements were an average of $858,601 with a maximum of $974,357 during fiscal 2002. The annual interest rate on this combined revolver with Otto (GmbH & Co KG) and Otto-Spiegel Finance G.m.b.H. & Co KG was 4.02 percent in fiscal 2002, excluding the previously mentioned commitment fees.

The Company's debt reflects a mix of fixed and variable-rate debt to finance its operations. Prior to the Chapter 11 filing, variable-rate debt obligations exposed the Company to variability in interest payments due to changes in interest rates. To limit the variability of a portion of these interest payments, the Company has entered into receive-variable, pay-fixed interest rate swaps. Under these interest rate swaps, the Company receives variable interest rate payments and makes fixed interest rate payments; thereby creating fixed-rate debt. The variable-rate of interest received is based on the same terms, including interest rates, notional amounts and payment schedules, as the hedged interest payments on the variable-rate debt. These interest rate swaps are considered to be highly effective; therefore, changes in fair value are reflected in other comprehensive loss and are not recognized in earnings until the related interest payments are made. In 2002, the fair value of the swap agreements is included in accounts payable and accrued liabilities in the Consolidated Balance Sheets.

The Company had an interest rate swap agreement to hedge the underlying interest risks on a term loan agreement with Berliner Bank with effective and termination dates from March 1996 to December 2004. The notional amount of the interest rate swap agreement as of December 28, 2002 was $30,000. The Company also had an interest rate swap agreement with Bank of America to hedge the underlying interest risks on a portion of the outstanding balance of the revolving credit agreement with an effective and termination date of July 2003. The notional amount of the interest rate swap agreement as of December 28, 2002, was $35,000.

As a result of the Company's bankruptcy filing, the fair value of swap agreements, which approximated $7,000 as of March 2003, is reflected as a liability subject to compromise in the consolidated balance sheet. In addition, the Company reclassified approximately $7,000 from accumulated other comprehensive loss in the consolidated balance sheet to reorganization expense in the statement of operations as a result of the Company's interest rate swap agreements no longer representing an effective hedge.

The Company maintained a $150,000 letter of credit facility in addition to off balance sheet stand by letters of credit, which are used for the purchase of inventories. However, the letter of credit facilities provide for restrictions on the availability of additional financing if a "material adverse change" in the Company's business has occurred. In February 2002, the Company determined, with its lending institutions, that a material adverse change had occurred due to the operating performance experienced in the fourth quarter of fiscal 2001 and due to the estimated loss recorded on the sale of the bankcard segment. Accordingly, on February 18, 2002 no additional letter of credit facilities were available to the Company. In March 2002, the Company entered into a Vendor Payment Services Agreement with Otto International Hong Kong (OIHK), a related party, in order to permit the Company to obtain inventory in Asia. The duration of the agreement is for one year, automatically continuing unless terminated by either party with three months' written notice. Under the terms of the agreement, the Company has open account terms with various vendors in certain countries in Asia. OIHK pays these vendors the purchase price for goods, less a fee, within seven days of the purchase order receipt. After the bankruptcy filing, the Company will prepay OIHK for 100% of the purchase order value for goods purchased by Spiegel, Newport News and Eddie Bauer. Prior to the bankruptcy filing, the Company had terms ranging from 21 to 60 days to remit cash to OIHK. OIHK has asserted that under the terms of the agreement, it has a lien over certain goods supplied to the Company. The Company and its creditors have reserved the right to contest the validity and amount of the OIHK liens in the Chapter 11 proceeding. While the Vendor Payment Services Agreement was in effect during 2002, a substantial amount, (approximately $285,000), of the Company's inventory purchases were obtained under the agreement.

In May 2002, Spiegel Holdings, Inc. ("SHI"), the Company's majority owner, provided, as required by the OCC, among other things, a $120 million deposit, of which approximately $30 million is outstanding, to secure payments of certificates of deposit and secured credit card deposits and a $78 million letter of credit facility to FCNB to secure payment of amounts that could become due against FCNB in the event of the occurrence of certain contingencies. The Company provided an indemnification to SHI on the facility in case the facility was utilized by FCNB. In March 2003, FCNB borrowed $14,823 on the facility and, as a result, SHI issued a demand of payment notice to the Company. This demand note will represent a "liability subject to compromise" in the Company's Chapter 11 proceedings.

At March 29, 2003, the Company had outstanding a surety bond in the amount of approximately $10,000. This surety bond provides a guaranty for payment of $10,000 any rent differential if the Company does not meet its performance obligations under an existing lease agreement.

LITIGATION

On March 7, 2003, the SEC commenced a civil proceeding against the Company in federal court in Chicago alleging, among other things, that the Company's public disclosures violated Sections 10(b) and 13(a) of the Securities Exchange Act of 1934. Simultaneous with the filing of the SEC's complaint, the Company announced that it has entered into a consent and stipulation with the SEC resolving, in part, the claims asserted in the SEC action. Solely for purposes of resolving the SEC action, on March 7, 2003, the Company consented to the entry of a partial final judgment (the "SEC Judgment"), which was entered against the Company on March 18, 2003, and amended on March 27, 2003. Under the terms of the SEC Judgment, the Company agreed, among other things, to the entry of a permanent injunction enjoining any conduct in violation of Sections 10(b) and 13(a) of the Securities Exchange Act of 1934 and various rules and regulations promulgated thereunder. The Company also consented to the appointment of an independent examiner by the court to review its financial records since January 1, 2000, and to provide a report to the court and other parties within 120 days regarding any accounting irregularities. As part of the settlement, the Company neither admitted nor denied the allegations of the SEC's complaint. The SEC reserved its right to petition the court to require the Company to pay disgorgement, prejudgment interest and civil penalties, or to impose other equitable relief. The Company is cooperating fully with the ongoing SEC investigation.

As previously disclosed, the Company's outside auditors, KPMG LLP, advised the Company that they would not be able to complete the audit of the Company's 2002 financial statements until they have had an opportunity to review and consider the report of the independent examiner appointed under the terms of the SEC Judgment. See the Introductory Note on page 1 for further discussion.

As a result, the Company notified the SEC that it would not, as a practical matter, be able to file its 2002 Form 10-K and one or more Form 10-Qs that complied with the SEC's rules and regulations in a timely manner as required by the SEC Judgment. On March 31, 2003, the Company filed with the court a motion for clarification of the SEC Judgment in order to request limited relief from the obligation to file reports, subject to certain conditions. On April 10, 2003, the court entered an order on the Company's motion. The order provides that the Company and its officers, directors, employees and agents are not, and will not be in the future, in contempt of the SEC Judgment as a result of the Company's inability to timely file its 2002 Form 10-K and one or more Form 10-Qs provided that:

     . the Company files its 2002 Form 10-K and any past due Form 10-Q with the SEC as soon as possible and not later than 90 days after the filing of the independent examiner's report;
     . on or before May 15, 2003, the Company files under Item 5 of Form 8-K its financial statements (including the notes thereto) that would have been included in its 2002 Form 10-K, on an unaudited basis, and a management's discussion and analysis covering the unaudited financial statements;
     . the Company also files any quarterly financial statements that would have been included in a Form 10-Q and a management's discussion and analysis covering these financial statements;
     . until such time as the Company files its past due Form 10-K and any past due Form 10-Qs, the Company files reports with the Commission on Form 8-K for the following:

          . monthly sales reports, along with any accompanying press releases;
          . any monthly financial statements that are filed by the Company with the bankruptcy court; and
          . any material development concerning the Company, along with any accompanying press release.

On May 15, 2002, FCNB entered into an agreement with the OCC. The agreement calls for FCNB to comply with certain requirements and, among other things:

     . contains restrictions on transactions between the bank and its affiliates, and requires the bank to review all existing agreements with affiliated companies and make necessary and appropriate changes;
     . requires the bank to obtain an aggregate of $198,000 in guarantees, which guarantees have been provided through the Company's majority shareholder;
     .    restricts the bank's ability to accept, renew or rollover deposits;
     . requires the bank to maintain sufficient assets to meet daily liquidity requirements;
     .    establishes minimum capital levels for the bank;
     .    provides for increased oversight by and reporting to the OCC; and
     .    provides for the maintenance of certain asset growth restrictions.

On November 27, 2002, the OCC approved a disposition plan for the bank. Under the terms of this plan, if FCNB did not receive an acceptable offer to buy the bankcard portfolio in January 2003, it was required to implement plans to liquidate its bankcard portfolio. On February 14, 2003, the Company received a letter from the OCC requiring FCNB to immediately begin the process of liquidating the bankcard receivables portfolio and indicating the steps it must take to do so. The OCC letter required FCNB to, among other things:

     . notify the trustee for each series of the Company's bankcard receivable securitizations that FCNB will takes steps to resign as servicer;
     .    cease all credit card solicitations for its bankcards;
     . cease accepting new bankcard applications and offering credit line increases to any existing bankcard account; and
     . cease accepting new charges on existing bankcard accounts on or before April 1, 2003.

The Company has complied with the OCC requirements set forth in its letter of February 14, 2003. On March 7, 2003, FCNB discontinued charging privileges on all MasterCard and Visa bankcards issued by FCNB to its customers and has begun the liquidation process required by the OCC.

On March 14, 2003, the OCC commenced a cease and desist proceeding against FCNB and issued a temporary cease and desist order indicating, among other things, that FCNB should cease performing its duties as servicer of the bankcard and private-label receivables securitizations as soon as practicable.

In response to the temporary OCC order, MBIA Insurance Corporation, the insurer for two of the three private-label series of securitizations, filed an action in the United States District Court for the District of Oregon against FCNB for violation of the existing securitization agreements. On April 11, 2003, FCNB entered into a settlement agreement with MBIA. The terms of the settlement are consistent with the OCC consent order described below. The suit brought by MBIA is to be dismissed with prejudice, although an order to this effect has not yet been entered by the court. On April 15, 2003, FCNB executed a stipulation and consent to the issuance of a permanent consent order, accepted by the OCC, the terms of which are to supercede and terminate the temporary cease and desist order. The agreement entered into with the OCC on May 15, 2002 remains in effect, as does the disposition plan, although the disposition plan will be superceded by the liquidation plan described below, upon OCC approval. The terms of the consent order, dated April 15, 2003, require FCNB to:

     . cease performing its duties as servicer of the bankcard and private-label securitization trusts upon the appointment of a successor servicer for each trust no later than June 30, 2003;
     . perform the duties and responsibilities of servicer under the relevant servicing agreements until a successor servicer is appointed, in accordance with the terms of the consent order;
     . withhold, on a daily basis, its servicing fee, calculated in accordance with the terms of the consent order, from the funds it collects;
     . deposit its servicing fee in a segregated account designated for this purpose; and
     . submit, on a weekly basis, a written progress report from its board of directors to the OCC detailing the actions taken to comply with the terms of the consent order and the results of those actions.

FCNB has and will continue to deduct servicing fees in accordance with the consent order while it continues to act as servicer. In addition, the trustee of each securitization trust will need to appoint a successor servicer for the securitizations. A successor servicer for the private-label receivables portfolio servicing operations has been designated by MBIA, and is currently scheduled to assume servicing responsibilities on or about June 27, 2003. FCNB has been informed that The Bank of New York, as securitization trustee, is in the process of appointing a successor servicer for the bankcard receivables portfolio, who is expected to assume servicing responsibilities no later than June 30, 2003, unless The Bank of New York assumes the servicing itself. The Company cannot predict when or if new servicers will be appointed by June 30, 2003. The failure to appoint a new servicer or the disruption caused by the transition to a new servicer to be appointed in accordance with the terms of the consent order may cause the value of the securitized receivables and the related securities to decline substantially and may have a material adverse effect on the Company.

As required by the consent order, FCNB will submit a liquidation plan to the OCC, which, once accepted by the OCC, will supercede the previous disposition plan approved in November 2002. The terms of the plan require FCNB to cease its credit card servicing and all other operating activities on or before June 30, 2003 and to proceed to final liquidation of its assets and final satisfaction of its liabilities beginning in July 2003. Further, the liquidation plan provides for the appointment of a liquidating agent who will assume responsibility for carrying out the plan of liquidation.

In December 2002 and January 2003, four lawsuits were filed in the United States District Court for the Northern District of Illinois, Eastern Division, against the Company and certain current and former officers alleging violations of
Section 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The plaintiffs purport to represent shareholders who purchased the Company's common stock between April 24, 2001 and April 19, 2002. The Company believes these claims lack merit and intends to defend against them vigorously.

The Company is routinely involved in a number of other legal proceedings and claims, which cover a wide range of matters. In the opinion of management, these other legal matters are not expected to have any material adverse effect on the consolidated financial position or results of operations of the Company.

(10) DISCONTINUED OPERATIONS
In the fourth quarter of fiscal 2001, the Company formalized a plan to sell the bankcard segment.

The disposition of the bankcard segment is accounted for in accordance with APB No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Accordingly, results of this business have been classified as discontinued operations for all periods presented. Interest expense was allocated to discontinued operations based upon debt that could be specifically attributed to the bankcard segment.

As a result of the Company's plan to sell the bankcard segment, the remaining business segment is the merchandising segment, which includes the private-label credit card operation related to the sale of the Company's merchandise. The merchandising segment is reflected in the Company's Consolidated Statements of Operations.

In first quarter 2003, the Company began the liquidation of the bankcard segment, as required under the disposition plan it agreed to with the Office of Comptroller of the Currency ("OCC"). In light of the liquidation, the Company reviewed its estimated loss on disposal accrual at March 29, 2003 and determined that the remaining estimated loss on disposal accrual is sufficient to account for the likely liquidation of the bankcard segment. This estimate is subject to change in future periods based upon any new facts and circumstances that may occur as a result of the liquidation or sale.

Losses for the bankcard segment for the 13-week periods ending March 29, 2003 and March 30, 2002 totaled $19,667 and $4,104, which were recorded against the Company's loss on disposal accrual.

Assets and liabilities of the discontinued operations are as follows:

                                                   March 29,    March 30,   December 28,
                                                     2003         2002          2002
                                                  ----------   ----------   ------------
Current assets of discontinued operations         $  155,055   $  342,852   $    163,479
Long-term assets                                      26,626       51,151         28,335
                                                  ----------   ----------   ------------
   Assets of discontinued operations                 181,681      394,003        191,814
                                                  ----------   ----------   ------------
Current liabilities (including estimated
 loss on disposal)                                   188,118      495,923        245,707
Long-term liabilities                                 12,527            -         12,527
                                                  ----------   ----------   ------------
   Liabilities of discontinued operations            200,645      495,923        258,234
                                                  ----------   ----------   ------------
Total net assets (liabilities) of
 discontinued operations                          $  (18,964)  $ (101,920)  $    (66,420)
                                                  ==========   ==========   ============

Current assets consist primarily of FCNB bankcard and FSAC receivables, other trade accounts receivable and cash. Long-term assets consist primarily of other assets such as cash reserve balances resulting from the securitization of bankcard receivables (reflected only in 2001) and investments in government and municipal securities in addition to fixed assets. For 2003 and 2002, current liabilities consist primarily of the estimated loss on disposal, and a liability associated with the termination of certain contracts. The loss on disposal reserve at the end of March 2003 relates primarily to the expected remaining write-off of on-balance sheet assets upon liquidation, the estimated losses to be incurred by the bank through June 2003 (the required liquidation date) and costs associated with lease terminations. The balance in long-term liabilities reflects deferred tax liabilities of FCNB.

11. SUBSEQUENT EVENTS

In April 2003, the Company announced its intent to close all 21 of its Spiegel and Newport News outlet and clearance stores as part of its reorganization efforts to date under Chapter 11 of the Bankruptcy Code. Following the approval of the bankruptcy court and the completion of the related store-closing inventory sales, the Company plans to close 12 Spiegel outlet stores, four Spiegel clearance stores and five

Newport News outlet stores. The Company will also consider reopening some of these stores in the future to support the inventory liquidation needs of both Spiegel Catalog and Newport News.

In April 2003, the Company announced its intent to close 60 under-performing Eddie Bauer stores as a part of its ongoing reorganization process. The store-closing plan is subject to bankruptcy court approval. The Company will close these stores when the related store-closing inventory sales are completed.

In April and May 2003, the Company took a number of steps to streamline its operations that will result in headcount reductions in various divisions across the Company.

As part of its ongoing reorganization process, the Company will continue to evaluate its operations and organizational structure. As a result, the Company may make additional changes in its workforce and its operations.

The reorganization process will result in liabilities for severance and closing costs, write-downs of certain impaired assets (that become impaired as a result of the reorganization plan), and other costs associated with the reorganization process. These costs will be recorded in the period that the operational changes are approved by management. Based upon the operational changes described above, there will be a material change in the consolidated financial statements in the second quarter of 2003.

ITEM 5. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                    ($000s omitted, except per share amounts)

GENERAL

The Spiegel Group is a leading international specialty retailer that offers merchandise through catalogs, e-commerce sites and retail stores under its merchant divisions Eddie Bauer, Spiegel and Newport News. Prior to March 2003, the Spiegel Group also offered credit services to qualified customers of its merchant divisions.

Historically, the Spiegel Group reported operating results for two segments: merchandising and bankcard. The merchandising segment included an aggregation of the three merchant divisions and the private-label credit card operation. The bankcard segment included primarily the bankcard operations of First Consumers National Bank (FCNB), the Company's special-purpose bank, and Financial Services Acceptance Corporation (FSAC). In the fourth quarter of fiscal 2001, the Company formalized a plan to sell the bankcard segment. Accordingly, the information included in this report reflects the bankcard segment as a discontinued operation for all periods presented.

          Chapter 11 Filing

In February 2002, the Company, together with the lending institutions under its $750 million revolving credit agreement, determined that a material adverse change had occurred due to the Company's operating performance in the fourth quarter of 2001 and the estimated loss recorded on the sale of the bankcard segment. Accordingly, on February 18, 2002, the borrowing capacity on the credit facility was capped at $700,000, which represented the borrowings outstanding on that date. Additionally, for the reporting period ended December 28, 2002 (as well as prior periods dating back to December 29, 2001), the Company was in default on the financial covenants and other covenants under its other non-affiliate loan agreements. See "-Liquidity and Capital Resources" below for a description of these agreements and defaults.

In March 2003, FCNB notified the trustees of its asset backed securitization transactions that a Pay Out Event had occurred on all six series of the Company's asset backed securitizations. See "-Cancellation of Credit Cards" below for a description of these events. A principal source of liquidity for the Company had been its ability to securitize substantially all of the credit card receivables that it generated. The Company was unable to secure alternative sources of financing from its existing lenders or other third parties to provide adequate liquidity to fund the Company's operations.

On March 17, 2003, Spiegel, Inc. and 19 of its direct and indirect subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. The reorganization is being jointly administered under the caption "In re: Spiegel, Inc., et al., Case No. 03-11540 (CB)," referred to collectively as the Chapter 11 case. Spiegel and its Chapter 11 debtor subsidiaries are currently operating their business and managing their properties and assets as debtors-in-possession under the Bankruptcy Code. During the pendency of the Chapter 11 case, the Company and its Chapter 11 debtor subsidiaries will continue to operate its business in the ordinary course however, the Company and its Chapter 11 debtor subsidiaries may not engage in transactions outside the ordinary course of their businesses without the approval of the bankruptcy court.

The following material subsidiaries were not included in the Chapter 11 case:
FCNB, First Consumers Credit Corporation (FCCC), FSAC and Spiegel Acceptance Corporation (SAC). As discussed below, FCNB began a formal liquidation in fiscal 2003 under the terms of a pre-existing disposition plan with the Office of the Comptroller of the Currency (the "OCC"). As a result, the assets and liabilities of FCNB, FCCC and FSAC are reflected as discontinued operations in the Company's financial statements. The assets of SAC consist primarily of cash and other receivables approximating $20,000, which relate to the private-label credit card operation. The liabilities of SAC total approximately $13,000 and represent primarily accrued payables.

On March 17, 2003, the bankruptcy court gave interim approval for $150 million of a $400 million senior secured debtor-in-possession financing facility (the "DIP Facility") from Bank of America, N.A., Fleet Retail Finance, Inc., and The CIT Group/Business Credit, Inc. On April 30, 2003, the bankruptcy court granted final approval for the entire DIP Facility. The DIP Facility will be used to supplement the Company's existing cash flow during the reorganization process. A description of the DIP Facility appears below under "--Liquidity and Capital Resources."

On March 17 and 18, 2003, the bankruptcy court approved other "first day" motions permitting the Company to, among other things:

     .    continue payments for associate wages, salaries and certain other benefits;
     . honor customer programs and other obligations, such as gift certificates, returns and exchanges;
     .    maintain its cash management system;
     .    pay pre-petition claims of a number of critical vendors;
     .    pay specified pre-petition customs duties and shipping charges;
     .    maintain pre-petition investment practices;
     . pay pre-petition obligations necessary to maintain current insurance coverage;
     .    pay specified non-property taxes;
     .    reject some of its executory contracts;
     . retain legal, financial and other professionals on an interim basis pending a final hearing; and
     . extend the time to file a schedule of assets and liabilities and statements of financial affairs.

The matters discussed above raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time. The Company's consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) applicable to a going concern, which contemplate, among other things, realization of assets and payment of liabilities in the normal course of business. The financial statements do not provide for any of the consequences of the ongoing Chapter 11 case. The eventual outcome of the Chapter 11 case is not presently determinable. As a result, the consolidated financial statements do not give effect to adjustments relating to the recoverability and classification of asset carrying amounts, the amount and classification of liabilities or the effects on existing stockholders' deficit that may occur in future periods as a result of the bankruptcy case. The consolidated financial statements also do not give effect to any adjustments relating to the substantial doubt about the Company's ability to continue as a going concern.

The Company's ability to continue as a going concern will depend upon, among other things, the ability of the Company and its Chapter 11 debtor subsidiaries to comply with the provisions of the DIP Facility and to generate cash from operations and obtain financing sufficient to satisfy their future obligations. These challenges are in addition to the operational and competitive challenges the Company's business faces in general. The Company cannot predict at this time the effect that the Chapter 11 case will have on its operations, particularly its net sales and its access to, and the cost of, goods sold. See "-Forward Looking Statements" for a discussion of these and other factors that pose risks to the Company's business. The Company has incurred, and will continue to incur, significant costs associated with the reorganization and cannot predict with certainty how these costs will impact its ability to continue as a going concern. Pursuant to the "automatic stay" in effect during the pendency of the Chapter 11 case, actions to collect prepetition indebtedness, as well as most other pending litigation, are stayed against the Company and its Chapter 11 debtor subsidiaries. In addition, other prepetition claims against the Company and its Chapter 11 debtor subsidiaries generally may not be enforced during the Chapter 11 case. However, substantially all prepetition liabilities of the Company and its Chapter 11 debtor subsidiaries are, absent a separate order of the bankruptcy court, subject to compromise and settlement under a confirmed plan of reorganization. As a result, the Company and its Chapter 11 debtor subsidiaries will defer payments of principal and interest on prepetition debt and will compromise such amounts pursuant to a confirmed plan of reorganization.

Under the Bankruptcy Code and applicable rules of bankruptcy procedure, the Company and its Chapter 11 debtor subsidiaries must file schedules of its assets and liabilities and statements of its financial affairs with the bankruptcy court, setting forth, among other things, the assets and liabilities of the Company as shown by their books and records, subject to the assumptions contained in certain notes filed in connection therewith. All of the schedules are subject to further amendment or modification and may differ materially from the Company's consolidated financial statements. The Company and its Chapter 11 debtor subsidiaries currently have until May 18, 2003 to file with the bankruptcy court such schedules of assets and liabilities and statements of financial affairs. Differences between amounts scheduled by the Company and claims made by creditors will be investigated and resolved in connection with the Chapter 11 claims resolution process, and may be significant. That process will not commence until after the bankruptcy court establishes a deadline by which creditors must file prepetition claims against the Company and its Chapter 11 debtor subsidiaries and, in light of the number of creditors of the Company, may take considerable time to complete. Accordingly, the ultimate number and amount of allowed claims is not presently known nor is the ultimate distribution with respect to allowed claims presently ascertainable. The Company would expect therefore to incur additional liabilities, which will be subject to compromise pursuant to a confirmed plan of reorganization, from the determination of the bankruptcy court (or agreement of parties in interest) of allowed claims for items that the Company and its Chapter 11 debtor subsidiaries may claim as contingent or disputed. The final plan of reorganization will ultimately determine the distributions to holders of allowed claims. In addition, the formation of a plan of reorganization is likely to cause other potential adjustments to asset values or accrual of liabilities, for example, as a result of potential asset sales or liquidation of liabilities at amounts different than the carrying amounts presently reflected in the financial statements. Due to the uncertain nature of many of the potential claims against the Company and its Chapter 11 debtor subsidiaries, the Company is currently unable to project the magnitude of such claims with any degree of certainty. The consummation of a confirmed plan of reorganization could also materially alter the amounts reported in the Company's consolidated financial statements. At the present time, the Company cannot predict the ultimate effect that the consummation of a confirmed plan of reorganization may have on the Company's assets and liabilities nor can it predict the various adjustments that may occur to the Company's assets or liabilities during the reorganization process in general. However, the Company believes that the future reorganization activities will have a material impact on the assets and liabilities of the Company. Furthermore, the Company has incurred, and will continue to incur, significant costs associated with the reorganization. See Note 7.

In addition, under the Bankruptcy Code, the Company and its Chapter 11 debtor subsidiaries must, subject to bankruptcy court approval and satisfaction of other requirements, assume or reject executory contracts and unexpired leases to which they are party, including their retail store leases. Under the Bankruptcy Code, a debtor has sixty days after it files its Chapter 11 case to assume or reject unexpired leases of nonresidential real property. On May 14, 2003, the bankruptcy court granted an interim extension of this time and will consider the Company's motion for an extension until January 31, 2004, for the Company to assume or reject its unexpired leases of nonresidential real property with certain limited exceptions, on May 20, 2003. There is no deadline by which the Company must assume or reject other unexpired leases or executory contracts. In the event that the Company or one of its Chapter 11 debtor subsidiaries reject an executory contract or unexpired lease, affected parties may file claims against the applicable counterparty in respect of amounts owing, subject to certain caps and other limitations under applicable sections of the Bankruptcy Code. On the other hand, if the Company or one of its Chapter 11 debtor subsidiaries assumes an executory contract or unexpired lease, the Company is generally required to cure all prior defaults, including all prepetition liabilities, which may be significant. As a result, during the Chapter 11 case, the Company expects to record adjustments to its liabilities. Specifically, the Company would expect to incur additional liabilities, which will be subject to compromise pursuant to a confirmed plan of reorganization, as a result of rejecting executory contracts and/or unexpired leases. Conversely, the Company's assumption of executory contracts and/or unexpired leases will convert liabilities subject to compromise under a confirmed plan of reorganization into postpetition liabilities that are not subject to compromise.

In order to emerge from Chapter 11, the bankruptcy court must confirm a plan of reorganization and the Company and its Chapter 11 debtor subsidiaries must consummate such plan. Although the Company and its Chapter 11 debtor subsidiaries expect to file a plan or plans of reorganization providing for emergence from Chapter 11, they cannot assure investors that any plan of reorganization will be proposed, confirmed or ultimately consummated. The Company and its Chapter 11 debtor subsidiaries initially have the exclusive right to file a plan of reorganization for 120 days after filing the Chapter 11 case. However, the bankruptcy court may, upon request, extend this period. If the Company and its Chapter 11 debtor subsidiaries fail to file a plan of reorganization during this time, or if the plan is not approved by creditors and/or equity holders, any party-in-interest may subsequently file its own plan of reorganization.

The United States Trustee has appointed an official committee of unsecured creditors. The creditors' committee and its legal representatives often take positions on matters that come before the bankruptcy court. As a result, it is the most likely entity with which the Company will negotiate the terms of a plan of reorganization. The creditors' committee may not support the Company's positions in the bankruptcy case or the plan of reorganization. Furthermore, disagreements between the Company and the creditors' committee could protract the bankruptcy case, negatively impact the ability of the Company to operate during Chapter 11 case and delay their emergence from Chapter 11. In order for a plan of reorganization to be confirmed under the Bankruptcy Code, among other things, the requisite number of creditors and/or equity holders entitled to vote must approve the plan. However, under certain circumstances set forth in the Bankruptcy Code, a bankruptcy court may confirm a plan of reorganization notwithstanding its rejection by an impaired class of creditors or equity holders. In addition, under the priority scheme set forth in the Bankruptcy Code, certain post-petition liabilities and pre-petition liabilities need to be satisfied before equity holders are entitled to receive any distributions. The Company cannot predict what values, if any, will be ascribed to any of thee constituencies in the Chapter 11 case. Accordingly, holders of Spiegel common stock could receive no distribution in respect of their equity interest and their interests could be cancelled, under a confirmed plan of reorganization. Holders of Spiegel common stock should therefore assume that they could receive little or no value as part of a plan of reorganization. In light of the foregoing, the Company considers the value of its common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in its common stock or in any claims related to pre-petition liabilities and/or other securities issued by the Company.

Notwithstanding the Company's plan to file a plan of reorganization, it is not possible to predict the effect of the Chapter 11 case on the Company's business, various creditors and equity holders or when the Company will be able to exit Chapter 11. The Company's future results are dependent upon the Company confirming and consummating, on a timely basis, a plan of reorganization.

          Cancellation of Credit Cards

Liquidation of FCNB. On May 15, 2002, FCNB entered into an agreement with the OCC. The agreement calls for FCNB to comply with certain requirements and, among other things:

     . contains restrictions on transactions between the bank and its affiliates, and requires the bank to review all existing agreements with affiliated companies and make necessary and appropriate changes;
     . requires the bank to obtain an aggregate of $198,000 in guarantees, which guarantees have been provided through the Company's majority shareholder;
     .    restricts the bank's ability to accept, renew or rollover deposits;
     . requires the bank to maintain sufficient assets to meet daily liquidity requirements;
     .    establishes minimum capital levels for the bank;
     .    provides for increased oversight by and reporting to the OCC; and
     .    provides for the maintenance of certain asset growth restrictions.

On November 27, 2002, the OCC approved a disposition plan for the bank. Under the terms of this plan, if FCNB did not receive an acceptable offer to buy the bankcard portfolio in January 2003, it was required to implement plans to liquidate its bankcard portfolio. On February 14, 2003, the Company received a letter from the OCC requiring FCNB to immediately begin the process of liquidating the bankcard receivables portfolio and indicating the steps it must take to do so. The OCC letter required FCNB to, among other things:

     . notify the trustee for each series of the Company's bankcard receivable securitizations that FCNB will takes steps to resign as servicer;
     .    cease all credit card solicitations for its bankcards;
     . cease accepting new bankcard and credit lines applications and offering credit line increases to any existing bankcard account; and
     . cease accepting new charges on existing bankcard accounts on or before April 1, 2003.

The Company has complied with the OCC requirements set forth in its letter of February 14, 2003. On March 7, 2003, FCNB discontinued charging privileges on all MasterCard and Visa bankcards issued by FCNB to its customers and has begun the liquidation process required by the OCC. On March 14, 2003, the OCC commenced a cease and desist proceeding against FCNB and issued a temporary cease and desist order indicating, among other things, that FCNB should cease performing its duties as servicer of the bankcard and private-label receivables securitizations as soon as practicable.

In response to the temporary OCC order, MBIA Insurance Corporation, the insurer for two of the three private-label series of securitizations, filed an action in the United States District Court for the District of Oregon against FCNB for violation of the existing securitization agreements. On April 11, 2003, FCNB entered into a settlement agreement with MBIA. The terms of the settlement are consistent with the OCC consent order described below. The suit brought by MBIA is to be dismissed with prejudice, although an order to this effect has not yet been entered by the court. On April 15, 2003, FCNB executed a stipulation and consent to the issuance of a permanent consent order, accepted by the OCC, the terms of which are to supercede and terminate the temporary cease and desist order. The agreement entered into with the OCC on May 15, 2002 remains in effect, as does the disposition plan, although the disposition plan will be superceded by the liquidation plan described below, upon OCC approval. The terms of the consent order, dated April 15, 2003, require FCNB to:

     . cease performing its duties as servicer of the bankcard and private-label securitization trusts upon the appointment of a successor servicer for each trust no later than June 30, 2003;
     . perform the duties and responsibilities of servicer under the relevant servicing agreements until a successor servicer is appointed, in accordance with the terms of the consent order;
     . withhold, on a daily basis, its servicing fee, calculated in accordance with the terms of the consent order, from the funds it collects;
     . deposit its servicing fee in a segregated account designated for this purpose; and
     . submit, on a weekly basis, a written progress report from its board of directors to the OCC detailing the actions taken to comply with the terms of the consent order and the results of those actions.

FCNB has and will continue to deduct servicing fees in accordance with the consent order while it continues to act as servicer. In addition, the trustee of each securitization trust will need to appoint a successor servicer for the securitizations. A successor servicer for the private-label receivables portfolio servicing operations has been designated by MBIA, and is currently scheduled to assume servicing responsibilities on or about June 27, 2003. FCNB has been informed that The Bank of New York, as securitization trustee, is in the process of appointing a successor servicer for the bankcard receivables portfolio, who is expected to assume servicing responsibilities no later than June 30, 2003, unless The Bank of New York assumes the servicing itself. The Company cannot predict when or if new servicers will be appointed by June 30, 2003. The failure to appoint a new servicer or the disruption caused by the transition to a new servicer to be appointed in accordance with the terms of the consent order may cause the value of the securitized receivables and the related securities to decline substantially and may have a material adverse effect on the Company.

As required by the consent order, FCNB will submit a liquidation plan to the OCC, which, once accepted by the OCC, will supercede the previous disposition plan approved in November 2002. The terms of the plan require FCNB to cease its credit card servicing and all other operating activities on or before June 30, 2003 and to proceed to final liquidation of its assets and final satisfaction of its liabilities beginning in July 2003. Further, the liquidation plan provides for the appointment of a liquidating agent who will assume responsibility for carrying out the plan of liquidation.

Pay-out Events. FCNB, in addition to its own bankcard operations, has issued substantially all of the Company's private-label credit cards and continues to service the related receivables, including securitized receivables. In March 2003, FCNB notified the trustees for all six of its asset backed securitization transactions that a Pay Out Event, or an early amortization event, had occurred on each series.

Pay Out Events on the First Consumers Master Trust Series 1999-A, the First Consumers Credit Card Master Note Trust Series 2001-A and the Spiegel Credit Card Master Note Trust Series 2000-A occurred because each of these series failed to meet certain minimum performance requirements for the reporting period ended February 28, 2003. This failure was due to the securitized receivables generating insufficient returns to meet the obligation under the securitization documents (or the failure to meet what is commonly referred to as the excess spread test). The failure to meet the excess spread test resulted from significant declines in the performance and credit quality of the securitized receivables due to higher charge-off rates and lower net sales.

The Pay Out Events on the two First Consumers series caused, through cross-default provisions, a Pay Out Event on the First Consumers Credit Card Master Note Trust Series 2001-VFN. The Pay Out Event on the Spiegel 2000-A Series caused, through cross-default provisions, a Pay Out Event on the Spiegel Credit Card Master Note Trust Series 2001-VFN. In addition, MBIA has also declared a Pay Out Event on the Spiegel 2001-A Series. See "-Results of Operations-Finance Revenue" for a discussion of the effect on our financial statements of these Pay Out Events.

Cancellation of Private Label Cards. As a result of these Pay Out Events, substantially all monthly excess cash flow from securitized receivables remaining after the payment of debt service and other expenses is diverted to repay principal to investors on an accelerated basis, rather than to pay the cash to the Company upon deposit of new receivables. On March 11, 2003, the Company's merchant companies ceased honoring the private-label credit cards issued to their customers by FCNB in response to these events. On March 17, 2003, the Company and its Chapter 11 debtor subsidiaries filed a motion with the bankruptcy court to reject their private-label credit card agreements with FCNB. This motion was approved by the bankruptcy court on March 18, 2003.

The merchant companies have issued a limited number of private-label credit cards directly rather than through FCNB, which are currently serviced by FCNB. As a result of the impending liquidation of FCNB, the Company has determined to cease issuing new private-label credit cards, although it presently plans to honor existing cards at its merchant companies, at least for the immediate future. In light of its new agreement with Alliance Data Systems, described below, the Company is determining whether it will honor its in-house private label credit cards over the longer term and, if so, how it will service and finance them.

On April 28, 2003, the Company announced that it had reached an agreement with Alliance Data Systems, the terms of which were subsequently approved by the bankruptcy court, to establish a new private-label credit card program for its merchant companies. Implementation of the new credit card program by Alliance Data is to include establishing credit criteria for new acquisition, issuing and activating new cards, extending credit to new cardholders, authorizing purchases made with the new cards, customer care and billing and remittance services. The new Alliance Data credit card program will be separate from and have no relation to the Company's existing or prior credit card programs.

The Company will be charged a customary discount fee on all credit transactions. In addition, under the terms of the agreement, payments to the Company for customer purchases made with their Alliance Data-issued cards will be subject to a 20% "holdback" fee. Initially, the holdback will be equal to 20% of the principal portion of the receivable balance financed by Alliance Data at each month end. Alliance Data may draw against the holdback for reimbursement of a portion of its write-offs in connection with customers' failure to pay their credit card accounts under certain circumstances. Upon the Company's emergence from Chapter 11, the holdback will be reduced to 10%, and thereafter would be eliminated upon the Company's satisfaction of certain financial criteria.

          SEC Investigation and Appointment of an Independent Examiner

On March 7, 2003, the SEC commenced a civil proceeding against the Company in federal court in Chicago alleging, among other things, that the Company's public disclosures violated Sections 10(b) and 13(a) of the Securities Exchange Act of 1934, as amended. Simultaneous with the filing of the SEC's complaint, the Company announced that it had entered into a consent and stipulation with the SEC resolving, in part, the claims asserted in the SEC action. Solely for purposes of resolving the SEC action, on March 7, 2003, the Company consented to the entry of a partial final judgment, which was entered against the Company on March 18, 2003, and amended on March 27, 2003 (the "SEC Judgment"). Under the terms of the SEC Judgment, the Company agreed, among other things, to the entry of a permanent injunction enjoining any conduct in violation of Sections 10(b) and 13(a) of the Securities Exchange Act of 1934 and various rules and regulations promulgated thereunder. The Company also consented to the appointment of an independent examiner by the court to review its financial records since January 1, 2000, and to provide a report to the court and other parties within 120 days. The SEC Judgment states that the report will discuss the Company's financial condition and will identify any accounting irregularities regarding its financial condition and financial accounting. As part of the settlement, the Company neither admitted nor denied the allegations of the SEC's complaint. The SEC reserved its right to petition the court to require the Company to pay disgorgement, prejudgment interest and civil penalties, or to impose other equitable relief. The Company is cooperating fully with the ongoing SEC investigation.

In addition, the Company's outside auditors, KPMG LLP, advised the Company that they would not be able to complete the audit of the Company's 2002 financial statements and review of the Company's March 2003 quarterly financial statements until the Company was able to provide the required officer certifications and KPMG LLP had an opportunity to review and consider the report of the independent examiner appointed under the terms of the SEC Judgment. As a result, the Company notified the SEC that it would not, as a practical matter, be able to file its 2002 Form 10-K and one or more Form 10-Qs that complied with the SEC's rules and regulations in a timely manner as required by the SEC Judgment. On March 31, 2003, the Company filed with the court a motion for clarification of the SEC Judgment in order to request limited relief from the obligation to file reports, subject to certain conditions. On April 10, 2003, the court entered an order on the Company's motion. The order provides that the Company and its officers, directors, employees and agents are not, and will not be in the future, in contempt of the SEC Judgment as a result of the Company's failure to timely file its 2002 Form 10-K and one or more Form 10-Qs; provided that:

     . the Company files its 2002 Form 10-K and any past due Form 10-Q with the SEC as soon as possible and not later than 90 days after the filing of the independent examiner's report;
     . on or before May 15, 2003, the Company files under item 5 of Form 8-K its financial statements (including the notes thereto) that would have been included in its 2002 Form 10-K, on an unaudited basis, and a management's discussion and analysis covering the unaudited financial statements;
     . the Company also files any quarterly financial statements that would have been included in a Form 10-Q and a management's discussion and analysis covering these financial statements; and
     . until such time as the Company files its past due Form 10-K and any past due Form 10-Qs, the Company files reports with the Commission on Form 8-K for the following:
          . monthly sales reports, along with any accompanying press releases;
          . any monthly financial statements that are filed by the Company with the bankruptcy court; and
          . any material development concerning the Company, along with any accompanying press release.

          Unaudited Financial Statements

The Company has filed, pursuant to the terms of the SEC Judgment, its unaudited consolidated financial statements for the quarter ended March 29, 2003 and related notes in this report. In addition, any financial information derived from the Company's 2002 fiscal year financial statements have not been audited or reviewed in accordance with SAS No. 100 and may similarly be subject to future adjustment. However, the Company cannot give investors any assurance that the financial information contained herein will not be subject to future adjustment. Specifically, the Company is unable at this time to predict what the independent examiner's report will conclude or whether these conclusions will require any adjustments to the Company's consolidated financial statements. In addition, the reorganization process or the formation or consummation of a plan of reorganization may result in the need to modify or update the financial statement disclosures included in the Company's final Form 10-Q for 2003. Future events may also result in adjustments to the consolidated financial statements or disclosures. Because the independent audit for fiscal 2002 and the review for the first quarter of fiscal 2003 has not been completed, the financial information contained herein may be subject to further adjustment for the Pay Out Events on the Company's receivables securitizations or other events that may occur after the date of this filing but are required under generally accepted accounting principles to be reflected in prior periods. The Company expects any independent auditors' report issued to contain an explanatory paragraph indicating that there is substantial doubt about the Company's ability to continue as a going concern.

          Store Closures

In April 2003, the Company announced its intent to close all 21 of its Spiegel and Newport News outlet and clearance stores as part of its reorganization efforts. Following the approval of the bankruptcy court and the completion of the related store-closing inventory sales, the Company plans to close 12 Spiegel outlet stores, four Spiegel clearance stores and five Newport News outlet stores. One Spiegel (outlet/clearance) store in Woodbury, Minnesota, was not included in the motion seeking approval of these store closures. The Company and its Chapter 11 debtor subsidiaries plan to seek separate bankruptcy court authority to close this store. The Company will consider reopening some of these stores in the future to support the inventory liquidation needs of both Spiegel Catalog and Newport News.

In April 2003, the Company announced its intent to close 60 under-performing Eddie Bauer stores as a part of its ongoing reorganization process. The store-closing plan is subject to bankruptcy court approval. The Company will close these stores upon completion of the related store-closing inventory sales.

The reorganization process will result in liabilities for severance and closing costs, write-downs of certain impaired assets, and other costs associated with the reorganization process. These costs will be recorded in the period that the operational changes are approved by management. Based upon the operational changes that will be implemented in future periods, there will be a material change in the consolidated financial statements in the second quarter of 2003.

          Seasonality

The Company's retail and direct businesses experience two distinct selling seasons, spring and fall. The spring season is comprised of the first and second quarters and the fall season is comprised of the third and fourth quarters. Net sales are usually substantially higher in the fall season and selling, general and administrative expenses as a percentage of net sales are usually higher in the spring season. Approximately 32% of annual net sales in fiscal 2002 occurred in the fourth quarter. The Company's working capital requirements also fluctuate throughout the year, increasing substantially in September and October in anticipation of the holiday season inventory requirements.

RESULTS OF OPERATIONS

The Company, like other retailers, experiences seasonal fluctuations in its revenues and net earnings. Historically, a significant amount of the Company's net sales and a majority of its net earnings have been realized during the fourth quarter. Approximately 32% of annual net sales in fiscal 2002 occurred in the fourth quarter. The Company's working capital requirements also fluctuate throughout the year, increasing substantially in September and October in anticipation of the holiday season inventory requirements. Accordingly, the results for the first quarter are not necessarily indicative of the results to be expected for the entire year.

The following table sets forth the statement of operations data for the 13 weeks ended March 29, 2003 and March 30, 2002 ("first quarter" or "13-week period"). Certain prior year amounts have been reclassified to conform with the fiscal 2003 presentation.

                                                                    March 29,    March 30,
($000's omitted)                                                       2003         2002
-------------------------------------------------------             ----------   ----------
Net sales                                                           $  413,567   $  536,966
Finance revenue                                                        (31,069)      12,911
Other revenue                                                           50,866       67,152
                                                                    ----------   ----------
Total net sales and other revenues                                     433,364      617,029
Cost of sales (including buying and occupancy expenses)                261,275      343,057
Selling, general and administrative expenses                           271,372      303,432
Operating loss                                                         (99,283)     (29,460)
Interest expense                                                        17,687       13,911
Minority interest in loss of consolidated subsidiary                         -           32
Reorganization items, net                                               13,990            -
Net loss                                                            $ (130,960)  $  (43,339)
Other information:
------------------
Gross profit margin (% of total net sales)                                36.8%        36.1%
SG&A expenses (% of total revenue)                                        62.6%        49.2%

Net sales: Net sales decreased by $123,399 or 23% to $413,567 for the 13 weeks ended March 29, 2003 from net sales of $536,966 for the 13 weeks ended March 30, 2002. Retail sales consist of all store sales, including discount and clearance stores, and direct sales represent catalog and e-commerce sales. The decrease in net sales was caused by a 39.4% decrease in catalog net sales, a 10.8% decrease in retail net sales, and a 9.1% decrease in e-commerce net sales. Contributing to the decrease in net sales was weak customer demand, as well as a planned decline in catalog circulation for each of the merchants and reduced promotional activity at Eddie Bauer. Finally, net sales declined due to more stringent credit-granting measures taken in the Company's private-label credit card operation. Approximately 21.8% of the Company's first quarter 2003 net sales were made with the Company's private-label cards, as compared to 36.9% for same period in the prior year. As described above, the Company discontinued charging privileges on its FCNB MasterCard and Visa Cards and its private-label cards in March 2003, which has had and will continue to have a substantial negative impact on the Company's net sales. The Company has issued only a limited number of new private-label credit cards through its merchant companies, which are being serviced through FCNB. On April 28, 2003, the Company announced that it had entered into an agreement with Alliance Data Systems, to establish a new private-label credit card program for its merchant companies. The new Alliance Data credit card program will be separate from and have no relation to the Company's existing or prior credit card programs. See "- Cancellation of Private Label Cards" above for a further discussion of the agreement with Alliance Data.

Retail sales, which relate primarily to Eddie Bauer, declined 10.8% from $216,148 for the first fiscal quarter in 2002 to $192,860 for the comparable quarter in 2003. Eddie Bauer comparable store sales decreased 9.8% from the prior year. (A store is included in comparable store sales if it has been open at-least one fiscal year prior to the beginning of the quarter.)

Finance revenue: Finance revenue decreased $43,980 from $12,911 in 2002 to a loss of $31,069 in 2003. The substantial decrease in finance revenue in 2003 primarily resulted from an increase in net pretax losses related to the securitization of new private-label credit card receivables in the first quarter of 2003. When the Company securitized its private-label credit card receivables, it retained interest-only strips, subordinated investor certificates, receivables, servicing rights and cash reserve accounts, all of which comprise retained interests in the securitized receivables. The Company estimates the present value of estimated future cash flows expected to be received over the liquidation period using certain assumptions, including portfolio yield, charge-offs, liquidation rates, interest rates and discount rates. Using these future cash flow estimates, the Company recognizes finance revenue over the liquidation period of the receivables portfolio. Upon a change in the estimated future cash flows of the receivables portfolio, the Company records gains or losses as additions or subtractions, respectively, to finance revenue. Any excess cash flows resulting from the Company's receivables securitizations are recorded as finance revenue when earned. Finance revenue also includes finance charges and fees on the Company's unsecuritized private-label credit cards.

In March 2003, the Company notified credit card customers that charging privileges had been suspended on substantially all of its private-label and bankcard credit cards due primarily to the Pay Out Events on the Company's securitized receivables. These events led to considerable changes in the assumptions utilized to calculate the fair value of retained interests in the securitized receivables for the first quarter of 2003 versus 2002. This resulted in the recording of net pretax losses on the securitization of private-label credit card receivables of $21,581 in the first quarter of 2003 compared to net pretax losses of $4,969 in the first quarter of 2002. Finally, the trust excess, which represents the excess cash submitted to the Company by the trust each period, declined due to poor portfolio performance.

Other revenue: Other revenue consists primarily of (1) amounts billed to customers for catalog and e-commerce shipping and handling, (2) royalty revenues related to the use of the Eddie Bauer name, and (3) revenues from catalog and e-commerce sales of third-party products. Other revenue decreased by $16,286, or 24.3%, from $67,152 in the first quarter of 2002 to $50,866 in 2003. The decrease resulted from lower delivery income of $14,369 at the merchant companies caused by lower order volume.

Cost of sales: Cost of sales decreased by $81,782 or 23.8% to $261,275 for 2003, from $343,057 for 2002. As a percentage of net sales, cost of sales decreased to 63.2% for 2003 from 63.9% in the comparable period of the prior year. This decrease as a percentage of net sales was driven by lower cost of sales at Eddie Bauer as a result of favorable product sourcing savings experienced in the first quarter of 2003 versus the comparable period in 2002.

Selling, general and administrative expenses ("SG&A"): SG&A expenses decreased $32,060 or 11%, to $271,372 for 2003 from $303,432 for 2002. As a percentage of total revenue, SG&A expenses increased to 62.6% for 2003 from 49.2% in the comparable period of the prior year. This increase was primarily due to lower advertising productivity, which resulted in higher advertising costs as a percentage of net sales. In addition, higher SG&A expenses as a percentage of net sales resulted from higher professional fee expenses in the first quarter of 2003 versus the comparable period in 2002.

Operating loss: The Company recorded an operating loss of $99,283 for the first quarter of 2003 compared to an operating loss of $29,460 for the comparable period of the prior year. The increased operating loss in the current year was due to lower net sales at each merchant company, lower finance revenue from the private-label preferred credit card operation and lower other revenue due to the decrease in delivery income in the first quarter of 2003 versus the comparable period in the prior year.

Interest expense: Interest expense totaled $17,687 and $13,911 for the first quarter of 2003 and 2002, respectively. Higher interest expense for the first quarter of 2003 resulted from higher average debt levels versus the corresponding period in the prior year. Partially offsetting this increase was lower interest expense from March 17, 2003 through March 29, 2003 versus the comparable period due to the Company's filing under Chapter 11 of the U.S. Bankruptcy Code on March 17, 2003.

Income tax benefit: The Company has recorded no tax benefits associated with its pretax losses incurred for 2003 and 2002 due to substantial doubt about the Company's ability to continue as a going concern

(see Note 1 to the Consolidated Financial Statements). The Company assesses its effective tax rate on a continuous basis.

Reorganization items, net: Reorganization items related to the Company's filing for Chapter 11 under the U.S. Bankruptcy Code totaled $13,990 for 2003 versus $0 in the comparable period of the prior year. Reorganization items included approximately $6,100 in financing costs associated with the Company's DIP Facility, $900 in professional fees incurred after the Chapter 11 filing date which related directly to the bankruptcy filing, and $6,960 for losses on derivative financial instruments no longer qualifying as hedges due to the Company's Chapter 11 filing. See Note 7.

LIQUIDITY AND CAPITAL RESOURCES

The Company has historically met its operating and cash requirements through funds generated from operations, the securitization of credit card receivables and the issuance of debt and common stock. However, the Company was unable to successfully negotiate a new credit facility with its lending institutions, to obtain an amended settlement agreement with MBIA Insurance Corporation ("MBIA"), and to assure the future achievement of minimum performance requirements under its securitization transactions. Accordingly, on March 17, 2003, Spiegel, Inc. and 19 of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code (as discussed above). These matters raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

Net cash used in operating activities totaled $51,470 for the 13-week period ended March 29, 2003 compared to $119,436 for the 13-week period ended March 30, 2002. The improvement in fiscal 2003 resulted from lower payments made in 2003 for trade accounts payable versus the comparable period in the prior year. In addition, inventory levels declined $23,353 in 2003 due to a concentrated effort to tightly manage inventory in response to the decline in net sales. Inventory levels were 15% lower at March 29, 2003 as compared to March 30, 2002. Finally, accounts receivable improved approximately $24 million from the prior year. This was partially offset by increases in prepaid expenses due primarily to advances made to overseas agents for the future purchase of inventory.

Net cash used for reorganization items, net totaling $7,028 represent primarily payments made to enter into a new DIP Facility as well as payments made to professionals for services related to reorganization under Chapter 11 bankruptcy filing.

Net cash provided by investing activities totaled $1,882 for the 13-week period compared to net cash used in investing activities of $64,691 in the same period last year. The prior year period included an increase in the cash reserve requirements for private-label preferred credit card receivable securitizations of $34,073 due to unfavorable private-label preferred credit card portfolio performance driven by higher charge-offs. For fiscal year 2003, there was no increase in cash reserve requirements as the maximum cash reserve requirement was outstanding at December 28, 2002. The Company maintains cash reserve accounts as necessary, representing reserve funds used as credit enhancement for specific classes of investor certificates. Cash reserve requirements are determined based upon the actual performance of the credit card portfolio. The performance of the credit card portfolio is measured based primarily upon actual finance yield and charge-off rates. Finally, in fiscal year 2003, the Company received payments related to the termination of split-dollar life insurance policies approximating $2 million.

          Debt Obligations

As of March 29, 2003, total debt was $48,000 compared to $1,300,857 as of March 30, 2002. The decrease in debt in fiscal 2003 was driven by the Company's filing for reorganization under Chapter 11 of the U.S. Bankruptcy Code. This resulted in the Company reflecting its secured debt outstanding at the time of the filing as a debt obligation. The remaining $1,252,857, which was outstanding as of March 17, 2003 was re-classified to liabilities subject to compromise in the consolidated balance sheet.

Under the Bankruptcy Code, actions to collect pre-petition indebtedness, as well as most other pending litigation, are stayed and other contractual obligations against the debtors in the bankruptcy case generally may not be enforced. Absent an order of the bankruptcy court, substantially all of the pre-petition liabilities are subject to settlement under a plan of reorganization to be voted upon by creditors and equity holders and approved by the bankruptcy court. As a result, the Company will defer payments of principal and interest on pre-petition debt until a plan of reorganization has been approved by the bankruptcy court. The ultimate recovery to creditors and equity holders, if any, will not be determined until confirmation of a plan or plans of reorganization. No assurances can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of the constituencies. Under the Bankruptcy Code, the debtors may also assume or reject executory contracts and unexpired leases, including its store leases, subject to bankruptcy court approval and satisfaction of other requirements. In the event of rejection, the affected parties may file claims against the Company. On the other hand, the assumption of any of these contracts or leases will generally require the Company to cure all prior defaults, including all pre-petition liabilities. Payments on these liabilities may be significant. The reorganization process will result in liabilities for severance and closing costs, write-downs of certain impaired assets, and other costs associated with the reorganization process. These costs will be recorded in the period that the operational changes are approved by management. Based upon the operational changes described above, there will be a material change in the consolidated financial statements in the second quarter of 2003.

In connection with its Chapter 11 filing, the Company secured a $400 million senior secured debtor-in-possession financing facility (the "DIP Facility") from Bank of America, N.A., Fleet Retail Finance Inc. and The CIT Group/Business Credit, Inc. On April 30, 2003, the bankruptcy court granted final approval for the entire DIP Facility. The DIP facility will be used to supplement the Company's cash flow during the reorganization process.

The DIP facility is a revolving credit facility under which Spiegel, Inc., Eddie Bauer, Inc., Spiegel Catalog, Inc., Ultimate Outlet Inc. and Newport News, Inc. are the borrowers and, together with the other Chapter 11 debtor subsidiaries, are guarantors. The DIP Facility has super priority claim status in the Chapter 11 case and is secured by first priority liens on all of the debtors' assets, subject to the following: valid and unavoidable pre-petition liens, certain other permitted liens applicable to certain assets, the fees and expenses of the independent examiner appointed by the court in connection with the SEC Judgment and up to $7 million for professional and administrative fees.

Of the DIP Facility, $50 million constitutes a Consumer Credit Card Accounts Facility (the "CCCAF"), which permits the Company to finance consumer receivables generated under credit cards issued directly by the Company's merchant companies. Under the terms of the DIP Facility, the Company at its option terminated the CCCAF effective as of May 12, 2003; thus as of such date the maximum amount available to be borrowed under the DIP Facility has been permanently reduced to $350 million. This action was taken primarily because (i) the private label credit card financing arrangements with Alliance Data had commenced by such date and (ii) earlier termination of the CCCAF results in less unused DIP Facility line fees payable by the Company. Advances under the DIP Facility may not exceed a borrowing base equal to various percentages of the Company's eligible accounts receivable, eligible inventory and eligible real estate, less specified reserves.

Borrowings under the DIP Facility bear interest, at the option of the borrower, at prime plus 1.00% or at LIBOR plus 3.00%. As of March 29, 2003, there were no borrowings drawn under the DIP Facility. The Company is obligated to pay an unused commitment fee of 0.5% per annum on the unused amount of the maximum committed amount. The DIP Facility is scheduled to terminate on March 17, 2005.

The DIP Facility contains customary covenants, including certain reporting requirements and covenants that restrict the ability of the Company and its subsidiaries to incur or create liens, incur indebtedness and guarantees, make dividend payments and investments, sell or dispose of assets, change the nature of its business, enter into affiliated transactions and engage in mergers or consolidations. An event of default would occur under the DIP facility if the Company or its subsidiaries failed to comply with these covenants, in some cases, after the expiration of a grace period. Upon the occurrence of an event of default, borrowings under the DIP facility would, upon demand of the Agent bank, become due and payable.

In March 2002, the Company entered into a Vendor Payment Services Agreement with Otto International Hong Kong (OIHK), a related party, in order to permit the Company to obtain inventory in Asia. The duration of the agreement is for one year, automatically continuing unless terminated by either party with three months' written notice. Under the terms of the agreement, the Company has open account terms with various vendors in certain countries in Asia. OIHK pays these vendors the purchase order receipt. After the bankruptcy filing, the Company will prepay OIHK for 100% of the purchase order value for goods purchased by Spiegel, Newport News and Eddie Bauer. Prior to the bankruptcy filing, the Company had terms ranging from 21 to 60 days to remit cash to OIHK. OIHK has asserted that under the terms of the agreement, it has a lien over certain goods supplied to the Company. The Company and its creditors have reserved the right to contest the validity and amount of the OIHK liens in the Chapter 11 proceeding. While the Vendor Payment Services Agreement was in effect during 2002, a substantial amount, (approximately $285,000), of the Company's inventory purchases were obtained under the agreement.

The Company's ability to continue as a going concern will depend upon, among other things, the confirmation of a plan of reorganization, its compliance with the provisions of the DIP Facility and its ability to generate cash from operations and obtain financing sufficient to satisfy its future obligations. These challenges are in addition to the operational and competitive challenges the Company's business faces. The Company anticipates that its DIP Facility, together with its current cash reserves and cash flow from its operations, will be sufficient to fund its operations during the reorganization process. However, the Company has no experience operating as a debtor-in-possession. As a result, the assumptions underlying its projected cash requirements during the bankruptcy process may prove to be inaccurate.

The Company's pre-petition credit facilities for prior to the Chapter 11 filing are as described below.

The Company had a $750,000 revolving credit agreement with a group of banks. Borrowings under the agreement were comprised of a $600,000 long-term component maturing July 2003 and a $150,000 364-day component that matured in June 2002. Borrowings under the Company's $600,000 long-term revolving credit agreement were $600,000 at December 28, 2002. Borrowings under the $150,000, 364-day agreement were $100,000 at December 28, 2002. However, the revolving credit agreement provides for restrictions on the availability of additional financing if a "material adverse change" in the Company's business has occurred. In February 2002, the Company, together with its lending institutions, determined that a material adverse change had occurred due to the operating performance experienced in the fourth quarter of fiscal 2001 and due to the estimated loss recorded on the sale of the bankcard segment. Accordingly, on February 18, 2002, the borrowing capacity under the revolving credit facility was capped at $700,000, which represented the Company's borrowings outstanding on this date.

The Company also had term loans with certain banks totaling approximately $441 million. These loans had various maturity dates through July 2007. In addition, two of the loans, totaling $48 million, were secured by certain assets of the Company.

The Company's revolving and non-affiliated loan agreements provided for a number of restrictive covenants. Additionally, these and certain other debt agreements contain cross default provisions. For the reporting period ended December 28, 2002, the Company was in violation of its financial covenants and certain other covenants.

In September 2001, the Company entered into a revolving credit agreement with Otto (GmbH & Co KG), a related party. The initial availability under this credit agreement was $75,000. The credit agreement bears interest at a variable rate based on LIBOR plus a margin, comparable to the Company's other revolving credit agreements. The initial agreement extended through December 15, 2001. In November 2001, this revolving credit agreement with Otto was increased from $75,000 to $100,000 and the maturity date was extended from December 15, 2001 to June 15, 2002. At December 29, 2001, borrowings under this agreement totaled $50,000. As of February 2002, the balance outstanding under the revolving credit agreement with Otto was $100,000. This obligation was extinguished with the proceeds of new term loans in the aggregate amount of $100,000 from Otto-Spiegel Finance G.m.b.H. & Co. KG, a related party. These term loans had a maturity date of December 31, 2002, bear interest at a rate of 4% per annum and may be subordinate to borrowings under any new credit facility. At December 28, 2002, related party borrowings consisted of the $100,000 term loans and an additional $60,000 senior unsecured loan from Otto (GmbH & Co), which bears interest at a rate of LIBOR plus a margin. Interest expense attributable to the borrowings from Otto-Spiegel Finance G.m.b.H. & Co. KG and Otto (GmbH & Co KG) in fiscal 2002, 2001 and 2000 were $6,844, $440 and $0, respectively. In February 2003, the $60,000 senior unsecured loan from Otto GmbH & Co KG) was assigned to Otto-Spiegel Finance G.m.b.H & Co KG. As of March 2003, the related party borrowings outstanding consisted of the $100,000 term loans and $60,000 senior unsecured loan from Otto-Spiegel Finance G.m.b.H. & Co. KG.

The Company maintained a $150,000 letter of credit facility in addition to off balance sheet standby letters of credit, which were used for the purchase of inventories. The total letter of credit facility commitments outstanding were approximately $6,000 and $83,500 at December 28, 2002 and December 29, 2001, respectively. However, the letter of credit facilities provide for restrictions on the availability of additional financing if a "material adverse change" in the Company's business has occurred. In February 2002, the Company determined, with its lending institutions, that a material adverse change had occurred due to the operating performance experienced in the fourth quarter of fiscal 2001 and due to the estimated loss recorded on the sale of the bankcard segment. Accordingly, on February 18, 2002, no additional letter of credit facilities were available to the Company.

As of March 29, 2003, the Company had an interest rate swap agreement to hedge the underlying interest risks on a term loan agreement with Berliner Bank with effective and termination dates from March 1996 to December 2004. The notional amount of the interest swap agreement as of March 29, 2003 and December 28, 2002 was $30,000. The fair value of the swap agreement at March 29, 2003 and December 28, 2002 was $(3,459) and $(3,351), respectively and was estimated by a financial institution and represents the estimated amount the Company would pay to terminate the agreement, taking into consideration current interest rates and risks of the transactions.

As of March 29, 2003, the Company also had an interest rate swap agreement with Bank of America to hedge the underlying interest risks on a portion of the outstanding balance of its revolving credit agreement with an effective and termination date of July 2003. The notional amount of the interest rate swap agreement as of March 29, 2003 and December 28, 2002 was $35,000. The fair value of this swap agreement at March 29, 2003 and December 28, 2002 was $(3,501) and $(3,582), respectively and was estimated by a financial institution and represents the estimated amount the Company would pay to terminate the agreement, taking into consideration current interest rates and risks of the transactions.

As a result of the Company's Chapter 11 filing, in the first quarter of 2003, the interest rate swap agreements were determined to be ineffective which resulted in the Company reclassifying approximately $7 million from accumulated other comprehensive loss in the stockholders' equity section of the consolidated balance sheet to reorganization items, net in the consolidated statement of operations.

          Receivables Securitizations

Prior to the Pay Out Events described above, a principal source of liquidity for the Company had been its ability to securitize substantially all of the credit card receivables that it generated. Many of the customers at the Company's merchant companies had received credit through private-label credit cards issued by FCNB, the Company's special-purpose bank. Approximately 32% of 2002 total net sales and 41% of 2001 total net sales were made with the Company's private-label credit cards. FCNB had also issued MasterCard and VISA bankcards to the general public.

The Company, through FCNB and SAC, securitized the receivables generated by the use of its private-label cards and bankcards by selling them to securitization vehicles, which, in turn, sold asset backed securities ("ABS") to investors. The receivables were sold without recourse. These vehicles have issued six series (each a "Series") of ABS securities. The Spiegel Credit Card Master Note Trust Series 2000-A notes, the Spiegel Credit Card Master Note Trust Series 2001-A notes and the Spiegel Credit Card Master Note Trust Series 2001-VFN notes are backed, on a revolving basis, by private-label receivables. The First Consumers Master Trust Series 1999-A certificates, the First Consumers Credit Card Master Note Trust Series 2001-A notes and the First Consumers Credit Card Master Note Trust Series 2001-VFN notes are backed, also on a revolving basis, by bankcard receivables. MBIA Insurance Corporation ("MBIA") insures the investors in the Spiegel 2000-A Series and the Spiegel 2001-A Series.

The following table reflects the facility amounts and the maturity dates of the Company's off-balance sheet facilities as of March 29, 2003:

                             2003          2004         2005          2006          2007          Thereafter
                             -----------   ----------   -----------   -----------   -----------   ----------
First Consumers
Master Trust Series
1999-A                       $         -   $  250,000   $         -   $         -   $         -   $        -
First Consumers
Credit Card Master
Note Trust Series
2001-A                                 -            -             -       600,000             -            -
Spiegel Credit Card
Master Note Trust
& First Consumers
Credit Card Master
Note Trust Series
2001-VFN                               -            -       600,000             -             -            -
Spiegel Credit Card
Master Note Trust
Series 2000-A                          -            -       600,000             -             -            -
Spiegel Credit Card
Master Note Trust
Series 2001-A                          -            -       600,000             -             -            -
                             -----------   ----------   -----------   -----------   -----------   ----------
Total securitizations        $         -   $  250,000   $ 1,800,000   $   600,000   $         -   $        -
                             ===========   ==========   ===========   ===========   ===========   ==========

As discussed above, on March 11, 2003, a Pay Out Event occurred on each Series of the securitization transactions. As of March 29, 2003, the total amount outstanding on each Series was as reflected above, with the exception of the First Consumers Credit Card Master Note Trust Series 2001-A, which had a total outstanding balance of $561,000, and the Spiegel Credit Card Master Note Trust and First Consumers Credit Card Master Note Trust Series 2001-VFN, which had a total outstanding balance of $123,215.

MARKET RISK

The Company is exposed to market risk from changes in interest rates and, to a lesser extent, foreign currency exchange rate fluctuations. Prior to the Pay Out Events, which occurred on the Company's receivables securitization transactions in March 2003, the Company was also exposed to market risk on its securitizations. As a result of the Pay Out Events, the Company no longer generates receivables that would be deposited in the securitization trusts.

In seeking to minimize risk, the Company manages exposure through its regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. The Company does not use financial instruments for trading or other speculative purposes and is not party to any leveraged financial instruments.

          Interest Rates

In connection with its filing for bankruptcy protection in March, the Company secured the $400 million DIP Facility described above. As of March 29, 2003, no amounts have been borrowed under this facility. All future borrowings under this facility will bear interest at rates that represent a margin over either the prime rate or LIBOR. As a result, the Company expects to have interest rate exposure to shifts in these reference interest rates, depending on the type of borrowing it makes under this facility.

Prior to its Chapter 11 filing, the Company managed interest rate exposure through a mix of fixed and variable-rate financings. The Company was generally able to meet certain targeted objectives through its direct borrowings. Substantially all of the Company's variable-rate exposure related to changes in the one-month LIBOR rate. If the one-month LIBOR rate had changed by 50 basis points, the Company's interest expense in 2002 would have changed by approximately $3,926. Interest rate swaps were used to minimize interest rate exposure when appropriate, based on market conditions. The notional amounts of the Company's interest rate swap agreements totaled $65,000 at December 28, 2002. See Note 9 to the Consolidated Financial Statements for a description of these swap arrangements.

After its Chapter 11 filing, the Company entered into a new DIP Facility which resulted in interest rate exposure. Substantially all of the Company's interest rate exposure relates to changes in the LIBOR and Prime rates. No interest expense was incurred for the period March 17 to March 29, 2003 as the Company had no amounts outstanding under the DIP Facility.

The Company believes that its interest rate exposure management policies prior to its bankruptcy filing, including the use of derivative financial instruments, were adequate to manage material interests rate risk exposure.

CRITICAL ACCOUNTING POLICIES

Management's Discussion and Analysis discusses the Company's Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Management generally evaluates its estimates and assumptions on an ongoing basis for significant changes or events. Actual results may differ from these estimates under different assumptions or conditions. Estimates are deemed critical when a different estimate could have reasonably been used or where changes in the estimate are reasonably likely to occur from period to period, and would materially impact the Company's financial condition, changes in financial condition or results of operations. Critical estimates inherent in these accounting policies are discussed in the following paragraphs.

          Sale of Receivables

The majority of the Company's credit card receivables have been transferred to trusts that, in turn, sold certificates and notes representing undivided interests in the trusts to investors. The receivables were sold without recourse. Accordingly, no allowance for doubtful accounts related to the sold receivables is maintained by the Company. When the Company sold receivables in these securitizations, it retained interest-only strips, subordinated certificates, a seller's interest in receivables that are transferred to the trust but are not sold and cash reserve accounts, all of which have been included in retained interests in securitized receivables, with the exception of cash reserve accounts which have been included in other assets. Cash reserve accounts and retained interests in securitized bankcard receivables of FCNB have been included in the Consolidated Balance Sheets in net assets of discontinued operations. For the receivables that are transferred to the trust but are retained by the Company and for receivables that have not been transferred to a trust, the Company accounts for these receivables at fair value, which represents the full value of the receivables less an allowance for doubtful accounts. The allowance for doubtful accounts is calculated based on a percentage of the full value of the receivables portfolio. The percentage is determined upon consideration of current delinquency data, historical loss experience and general economic conditions. In addition, for the first quarter of fiscal year 2003 and for fiscal year 2002, management also considered its decision, in March 2003, to cease honoring the private-label and bankcard credit cards issued by FCNB and held in the securitization trusts. These events caused the Company to substantially increase its allowance for doubtful accounts substantially. See Note 4. Future events affecting the Company or relating to its securitization transactions could cause additional changes in the fair value of receivables. This allowance is periodically reviewed by management.

Recognition of gain or loss on the sale of receivables to the securitization trusts depends in part on the previous carrying amount of the receivables involved in the transfer and the allocation of the carrying amount between the assets sold and the retained interests based on their relative fair value at the date of transfer. The Company recognizes gains or losses upon the sale of the receivables based upon the present value of estimated future cash flows that the Company expects to receive over the liquidation period of the receivables. These future cash flows consist of an estimate of the excess or deficit of finance charges and fees over the sum of the interest paid to certificate holders, contractual servicing fees and charge-offs. For fiscal years prior to 2002, estimated future cash flows also included estimated future finance charges and principal collections related to interests in the credit card receivables retained by the Company. For fiscal year 2002 and the first fiscal quarter of 2003, the collections related to the Company's interests in the credit card receivables were not reflected in the fair value calculation due to the occurrence of the Pay Out Events in March 2003 and the required allocation of cash flow from the receivables to pay investors. Estimates of future cash flows are calculated using management estimates and assumptions of, among other things, portfolio yield, charge-offs, liquidation rates, interest rates and discount rates. These estimates are highly sensitive to changes in portfolio performance and inherently require management judgment on future portfolio performance. Cash reserve accounts are maintained as necessary, representing restricted funds used as credit enhancement for specific classes of investor certificates issued in certain securitization transactions.

          Discontinued Operations

In the fourth quarter of 2001, the Company formulated a plan to sell the bankcard segment. Therefore, the assets and liabilities of the bankcard segment are included in discontinued operations. Discontinued operations reflect the assets and liabilities of the bankcard segment based on management's best estimates of the amounts expected to be realized on the sale or liquidation of the bankcard segment. As of March 29, 2003, the Company had not received an acceptable offer for the sale of the bankcard segment and has begun the liquidation process. The Company has determined that its accrual for the estimated loss on disposal is sufficient to account for the liquidation of the bankcard segment due to the decline in the last several months in the amount of receivables to be liquidated. The estimated loss on disposal of the bankcard segment is highly sensitive to changes in the market conditions, as well as changes in the bankcard receivable portfolio performance. Future events may have a significant effect on the amount of the assets and liabilities recorded for the bankcard segment, including a further deterioration in the receivables owned by the bank or additional liabilities arising from the Pay Out Events and FCNB's servicing of both private label and bankcard receivables. These estimates may be revised in subsequent periods as new information becomes available.

          Inventory Valuation

Inventories, principally merchandise available for sale, are stated at the lower of cost or market. Cost is determined primarily by the average cost method or by the first-in, first-out method. The average cost or first-in, first-out method inherently requires management judgment and contains estimates such as the amount of markdowns necessary to clear unproductive or slow-moving inventory, which may impact the ending inventory valuation as well as gross margins. The Company reviews its reserve for excess and obsolete inventory on an on-going basis to ensure that net inventory values are reflected at their estimated net realizable value. Although the Company has seen a significant decline in net sales, the Company has managed its inventory purchases in line with the corresponding net sales declines.

          Long-Lived Asset Impairment

The Company has a significant investment in intangible assets and property and equipment. The carrying value of long-lived assets are periodically reviewed by the Company whenever events or changes in circumstances indicate that a potential impairment has occurred. For long-lived assets held for use, a potential impairment occurs if projected future undiscounted cash flows are less than the carrying value of the assets. The estimate of cash flows includes management's assumptions of cash inflows and outflows directly resulting from the use of that asset in operations. When a potential impairment has occurred, an impairment write-down is recorded if the carrying value of the long-lived asset exceeds its fair value. The Company expects to close 60 Eddie Bauer stores and 21 Spiegel and Newport News clearances and outlet stores in 2003 as part of its reorganization efforts. As a result, the Company expects to record writedowns in its long-lived assets in the periods that the reorganization efforts are approved.

          Revenue Recognition

The Company records revenue at the point of sale for retail stores and at the time of shipment for catalog and e-commerce sales. Membership fee revenue related to discount clubs offered to retail customers is recognized in net sales over the term of the membership, which is 12 months. Amounts billed to customers for catalog and e-commerce shipping and handling are recorded as other revenue at the time of shipment.

          Advertising Costs

Costs incurred for the production and distribution of direct response catalogs are capitalized and amortized over the expected lives of the catalogs, which are less than one year. The amortization expense is recorded in the period that the sales associated with the catalog are expected to be realized. Actual sales may deviate significantly from forecasted sales, which may result in significant changes in the amortization expense recorded in a particular period. All other advertising costs for catalog, e-commerce, retail and credit operations are expensed as incurred.

          Income Taxes

Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. As of March 29, 2003 and December 28, 2002, the Company has recorded a valuation allowance against its total net deferred tax assets due to substantial doubt about the Company's ability to continue as a going concern. The Company performs a review of its deferred tax position on an on-going basis to determine if it is more likely than not that the deferred tax assets recorded by the Company will be realized in future periods.

          Servicing Fee Liability

The Company's credit card receivables are serviced by FCNB. On an ongoing basis, management performs a review of the receivable portfolio to determine if a servicing fee liability must be recorded in accordance with Statement of Financial Accounting Standards (SFAS) No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The servicing liability is recorded if the estimated future revenues from servicing the portfolio are not adequate to compensate the servicer for performing the servicing. These estimates are highly sensitive to changes in portfolio performance and inherently require management judgment of future performance.

          Securitizations

In conjunction with its asset-backed securitizations, the Company has recognized gains or losses to earnings based on the fair value of estimated future cash flows that the Company expects to receive over the liquidation period of the receivables. In fiscal year 2002, as a result of the Pay Out Events and allocation of cash flows to pay investors, the Company wrote down all of its retained interest in the securitized receivables. These future cash flows consist of an estimate of the excess or deficit of finance charges and fees over the sum of the interest paid to certificate holders, contractual servicing fees and charge-offs. For fiscal years prior to 2002, estimated future cash flows also included estimated future finance charges and principal collections related to interests in the credit card receivables retained by the Company. For 2002, the collections related to the Company's interests in the credit card receivables were not reflected in the fair value calculation due to the occurrence of the Pay Out Events in March 2003 and the required allocation of cash flow from the receivables to pay investors. Estimates of future cash flows are calculated using management estimates and assumptions of, among other things, portfolio yield, charge-offs, liquidation rates, interest rates, and discount rates. Changes in interest rates and other assumptions and estimates used in determining the present value of these estimated future cash flows have experienced significant shifts in the past based on changes, among other factors, in the credit portfolio, general economic downturn and lower interest rates.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Otto (GmbH & Co), a privately held German partnership, acquired the Company in 1982. In April 1984, Otto transferred its interest in the Company to its partners and designees. Otto and the Company have entered into certain agreements seeking to benefit both parties by providing for the sharing of expertise. The following is a summary of these agreements and certain other transactions which were in effect:

In May 2002, Spiegel Holdings, Inc. ("SHI"), the Company's majority owner, provided, as required by the OCC, among other things, a $120 million deposit, of which approximately $30,000 is outstanding at December 28, 2002, to secure payments of certificates of deposit and secured credit card deposits and a $78 million letter of credit facility to FCNB to secure payment of amounts that could become due against FCNB in the event of the occurrence of certain contingencies. The Company provided an indemnification to SHI on the facility in case the facility was utilized by FCNB. In March 2003, FCNB drew down $14,823 under the facility and, as a result, SHI issued a demand of payment notice to the Company. This amount set forth in the demand was included as a "liability subject to compromise" in the Company's March 2003 consolidated balance sheet.

The Company utilizes the services of Otto Versand International (GmbH) as a buying agent for the Company in Hong Kong, Taiwan, Korea, India, Italy, Indonesia, Singapore, Thailand, Poland, Brazil and Turkey. Otto Versand International (GmbH) is a wholly owned subsidiary of Otto. Buying agents locate suppliers of inventory to the Company, inspect goods to maintain quality control, arrange for appropriate documentation and, in general, expedite the process of procuring merchandise in these areas. The arrangements are indefinite in term but may generally be canceled by either party upon one year's written notice.

In March 2002, the Company entered into a Vendor Payment Services Agreement with Otto International Hong Kong (OIHK), a related party, in order to permit the Company to obtain inventory in Asia. The duration of the agreement is for one year, automatically continuing unless terminated by either party with three months' written notice. Under the terms of the agreement, the Company has open account terms with various vendors in certain countries in Asia. OIHK pays these vendors the purchase price for goods, less a fee, within seven days of the purchase order receipt. Since the bankruptcy filing, the Company prepays OIHK for 100% of the purchase order value for goods purchased by Spiegel, Newport News and Eddie Bauer. Prior to the bankruptcy filing, the Company had terms ranging from 21 days to 60 days to repay OIHK. OIHK has asserted that under the terms of the agreement, it has a lien over certain goods supplied to the Company. The Company and its creditors have reserved the right to contest the validity and amount of the OIHK liens in the Chapter 11 proceeding. While the Vendor Payment Services Agreement was in effect during 2002, a substantial amount of the Company's inventory purchases were obtained under the agreement.

In September 2001, the Company entered into a revolving credit agreement with Otto (GmbH & Co KG), a related party. The initial availability under this credit agreement was $75,000. The credit agreement bears interest at a variable rate based on LIBOR plus a margin, comparable to the Company's other revolving credit agreements. The initial agreement extended through December 15, 2001. In November 2001, this revolving credit agreement with Otto was increased from $75,000 to $100,000 and the maturity date was extended from December 15, 2001 to June 15, 2002. At December 29, 2001, borrowings under this agreement totaled $50,000. As of February 2002, the balance outstanding under the revolving credit agreement with Otto was $100,000. This obligation was extinguished with the proceeds of new term loans in the aggregate amount of $100,000 from Otto-Spiegel Finance G.m.b.H. & Co. KG. These term loans had a maturity date of December 31, 2002, bear interest at a rate of 4% per annum and may be subordinate to borrowings under any new credit facility. At December 28, 2002, related party borrowings consisted of the $100,000 term loans and an additional $60,000 senior unsecured loan from Otto (GmbH & Co KG), which bears interest at a rate of LIBOR plus a margin. Interest expense attributable to the borrowings from Otto-Spiegel Finance G.m.b.H. & Co. KG and Otto (GmbH & Co KG) in fiscal 2002, 2001 and 2000 were $6,844, $440 and $0, respectively. As of March 2003, the related party borrowings outstanding consisted of the $100,000 term loans from Otto-Spiegel Finance G.m.b.H. & Co. KG and the $60,000 senior unsecured loan from Otto (GmbH & Co KG).

The Company has an agreement with Together, Ltd., a United Kingdom company, which gives the Company the exclusive right to market "Together!" merchandise through the direct sales channels and retail stores (the agreement approximates market rates). Otto Versand owns Together, Ltd. Commission expenses were $0 and $487 for the first quarter of fiscal year 2003 and the first quarter of fiscal year 2002, respectively.. These expenses include certain production services, the cost of which would normally be borne by the Company, including design of the product, color separation, catalog copy and layout, identification of suggested manufacturing sources and test marketing information.

In 1993, the Company formed a joint venture with Otto-Sumisho, Inc. (a joint venture company of Otto and Sumitomo Corporation) and entered into license agreements to sell Eddie Bauer products through retail stores and direct sales channels in Japan. The Company believes that the terms of the arrangement are no less favorable to Eddie Bauer than would be the case in an arrangement with an unrelated third party. There were 36 stores open in Japan as of March 29, 2003. As of March 29, 2003, Eddie Bauer had contributed $9,290 to the project and in 1994, received a $2,500 licensing fee for the use of its name. Eddie Bauer received $896 and $667 in royalty income on retail and direct sales for the first quarter of fiscal year 2003 and the first quarter of fiscal year 2002, respectively, which is included in other revenue in the Consolidated Statements of Operations. Eddie Bauer recorded a loss of $162 and income of $138 in the first quarter of fiscal year 2003 and the first quarter of fiscal year 2002, respectively, for its equity share of the joint venture, which was included in selling, general and administrative expense in the Consolidated Statements of Operations.

During 1995, Eddie Bauer formed a joint venture with Heinrich Heine GmbH and Sport-Scheck GmbH (both subsidiaries of Otto) and entered into license agreements to sell Eddie Bauer products through retail stores and direct sales channels in Germany. The Company believes that the terms of the arrangement are no less favorable to Eddie Bauer than would be the case in an arrangement with an unrelated third party. There were 11 stores open in Germany as of March 29, 2003. As of March 29, 2003, Eddie Bauer had contributed $14,788 to the project and received $1,000 in licensing fees in 1995 for the use of its name. Eddie Bauer received $855 and $300 in royalty income on retail and direct sales during for the first quarter of fiscal year 2003 and the first quarter of fiscal year 2002, respectively. Eddie Bauer recorded approximately $195 of income and a $532 loss for its equity share of the joint venture during the first quarter of fiscal year 2003 and the first quarter of fiscal year 2002, respectively, which is included in selling, general and administrative expense in the Consolidated Statements of Operations.

During 1996, Eddie Bauer formed a joint venture with Grattan plc (a subsidiary of Otto Versand) and entered into license agreements to sell Eddie Bauer products through retail stores and catalogs in the United Kingdom. The Company believes that the terms of the arrangement were no less favorable to Eddie Bauer than would be the case in an arrangement with an unrelated third party. As of December 30, 2000, Eddie Bauer had contributed $4,585 to the project and had received a licensing fee of $667 in 1998 for the use of its name. In addition, Eddie Bauer received $116 in 2000 in royalty income on retail and catalog sales, which is included in other revenue in the Consolidated Statement of Operations. In October 1999, Eddie Bauer and Grattan plc agreed to terminate the Eddie Bauer UK operation. The closure was completed in the first quarter of 2000. Additionally, Eddie Bauer recorded a charge of $540 and $400 in fiscal 2002 and fiscal 2001, respectively, for its share of additional costs incurred to discontinue the joint venture, primarily related to lease obligations. These costs were included in selling, general and administrative expense in the Consolidated Statements of Operations.

In 1993, Eddie Bauer entered into an agreement with Eddie Bauer International, Ltd. (EBI) (a subsidiary of Otto) whereby the latter acts as buying agent in Asia (EBI-Hong Kong) and in 1997 Eddie Bauer entered into an agreement with Eddie Bauer International (Americas), Inc. (EBI-Miami). The buying agents contact suppliers, inspect goods and handle shipping documentation for Eddie Bauer. The Company believes that the terms of the arrangements are no less favorable to Eddie Bauer than would be the case in an arrangement with an unrelated third party. The Company paid $2,676 and $3,730 to EBI-Hong Kong for these services in the first quarter of fiscal year 2003 and the first quarter of fiscal year 2002, respectively, The Company paid EBI-Miami $716 and $945 for these services in the first quarter of fiscal year 2003 and the first quarter of fiscal year 2002, respectively.

CONTROLS AND PROCEDURES

The Company's independent auditors have informed the audit committee of certain internal control deficiencies which constitute reportable conditions. These control deficiencies relate to the Company's wholly owned subsidiary, FCNB. The deficiencies relate to routine transactions and accounting estimates, policies and procedures, and account balance classifications in the financial statements. FCNB has begun a formal liquidation process which has resulted in significant reductions and changes in staff. The Company's management still believes that significant control deficiencies remain at FCNB and, in light of the liquidation of FCNB, is reviewing alternative steps to mitigate these control deficiencies.

FORWARD-LOOKING STATEMENTS

This report contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions. You should not place undue reliance on those statements because they speak only as of the date of this report. Forward-looking statements include information concerning the Company's possible or assumed future financial condition or results of operations. These statements often include words such as "expect," "plan," "believe," "anticipate," "intend," "estimate," or similar expressions. As you read and consider this report, you should understand that these statements are not guarantees of financial condition, performance or results. They involve risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results and actual results could differ materially from the forward-looking statements. These factors include, but are not limited to, uncertainty regarding the Company's ability to continue as a going concern; uncertainty regarding the Company's ability to operate pursuant to the terms of the DIP Facility; uncertainty regarding the Company's ability to develop and consummate one or more plans of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 case into a Chapter 7 case; the effect on the Company's net sales and cash flow of its decision to stop accepting private-label credit cards at its merchant companies; uncertainty regarding the servicing of the Company's existing securitized credit card receivables portfolio upon the liquidation of FCNB; the effects on the Company of the Pay-Out Events recently experienced by all of the Company's securitization agreements that are backed by the Company's credit card receivables; the ultimate effect on the Company of the pending investigation by the SEC; the uncertainty relating to the sale or liquidation of the bankcard segment; the ability of the Company to maintain trade credit and contracts that are important to its operations; the financial strength and performance of the retail and direct marketing industry; changes in consumer spending patterns; risks associated with collections on the Company's credit card portfolio; the success of merchandising, advertising, marketing and promotional campaigns; and various other factors beyond the Company's control.

All future written and oral forward-looking statements made by the Company or persons acting on the Company's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the Company's ongoing obligations to disclose material information as required by the federal securities laws, the Company does not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                 SPIEGEL, INC.
                                                 (Registrant)

Dated:  May 15, 2003                             By: /s/ James M. Brewster
                                                     ---------------------
                                                     James M. Brewster
                                                     Senior Vice President
                                                     and Chief Financial Officer
                                                     (Principal Accounting and
                                                     Financial Officer)